UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

April 17, 2009

To Our Stockholders:

You are most cordially invited to attend the 2009 Annual Meeting of Stockholders of Cognizant Technology Solutions Corporation at 9:30 a.m. local time, on Friday, June 5, 2009, at our headquarters, Glenpointe Centre West, 500 Frank W. Burr Blvd., Teaneck, New Jersey 07666.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Instructions regarding the three methods of voting are contained on the Notice or proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your continued support.

Sincerely,

Francisco D’Souza

President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, JUNE 5, 2009

This proxy statement and our Annual Report to Stockholders are available at www.proxyvote.com.

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COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, June 5, 2009

The Annual Meeting of Stockholders (the “Annual Meeting”) of COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION, a Delaware corporation, will be held at our headquarters, Glenpointe Centre West, 500 Frank W. Burr Blvd., Teaneck, New Jersey on Friday, June 5, 2009, at 9:30 a.m. local time, for the following purposes:

(1) To elect three (3) Class III Directors to serve until the 2012 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified;

(2) To adopt the Cognizant Technology Solutions Corporation 2009 Incentive Compensation Plan (the “2009 Incentive Plan”);

(3) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

(4) To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Holders of record of our Class A Common Stock as of the close of business on April 13, 2009 are entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at Glenpointe Centre West, 500 Frank W. Burr Blvd., Teaneck, New Jersey 07666 for a period of ten days prior to the Annual Meeting and on the day of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED MATERIALS. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION.

By Order of the Board of Directors

Steven Schwartz

Secretary

Teaneck, New Jersey

April 17, 2009

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COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cognizant Technology Solutions Corporation of proxies to be voted at our Annual Meeting of Stockholders to be held on Friday, June 5, 2009 (the “Annual Meeting”), at our headquarters, Glenpointe Centre West, 500 Frank W. Burr Blvd., Teaneck, New Jersey at 9:30 a.m. local time, and at any adjournment or adjournments thereof. Holders of record of shares of Class A Common Stock, $0.01 par value (“Class A Common Stock”), as of the close of business on April 13, 2009, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were approximately 292,050,831 shares of Class A Common Stock issued and outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

In this proxy statement, “Cognizant”, “Company”, “we”, “us”, and “our” refer to Cognizant Technology Solutions Corporation.

PROPOSALS

If proxies are properly submitted by telephone, via the Internet or by signing, dating and returning the enclosed proxy card, which you may have received by mail, the shares of Class A Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of Class A Common Stock represented by the proxies will be voted:

(1)	FOR the election of the three (3) Class III Director nominees;

(2)	FOR the adoption of the Cognizant Technology Solutions Corporation 2009 Incentive Compensation Plan (the “2009 Incentive Plan”);

(3)	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

(4)	In the discretion of the persons named in the form of proxy, on any other proposals which may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by (1) written notice addressed to and received by our Secretary, (2) by submitting a duly executed proxy bearing a later date, (3) granting a subsequent proxy through the Internet or telephone, or (4) by electing to vote in person at the Annual Meeting. Your most recent proxy card or telephone or Internet proxy is the one that is counted. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment.

REQUIRED VOTE

The presence, in person or by proxy, of holders of the shares of Class A Common Stock having, in the aggregate, a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum.

The affirmative vote by the holders of a majority of the shares of Class A Common Stock voted at the Annual Meeting is required for the uncontested election of Directors, provided a quorum is present in person or by proxy. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. All actions proposed herein other than the election of Directors require the affirmative vote of stockholders possessing a majority of the shares of Class A Common Stock present or represented at the Annual Meeting and entitled to vote, provided a quorum is present in person or by proxy.

The presence of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Shares not present at the Annual Meeting and shares voting “abstain” have no effect on the election of directors. For the proposals approving the adoption of the 2009 Incentive Plan and ratifying the selection of our independent registered public accounting firm, abstentions have the same effect as a negative vote. Broker non-votes are not counted for purposes of determining whether a proposal as to which the proxy does not confer voting authority has been approved and thus have no effect on the outcome of that proposal.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you.

INFORMATION ABOUT THIS PROXY STATEMENT

Why you received this proxy statement. You have received these proxy materials because Cognizant’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On or about April 22, 2009, we mailed to our U.S. and Canadian stockholders of record as of the close of business on April 13, 2009 a Notice containing instructions on how to access this proxy statement and our Annual Report to Stockholders for the year ended December 31, 2008, including financial statements (the “Annual Report”), online. If you own Cognizant Class A Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission rules, Cognizant is making this proxy statement and its Annual Report available to its stockholders electronically via the Internet. On or about April 22, 2009, we mailed a Notice containing instructions on how to access this proxy statement and our Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding. The Securities and Exchange Commission’s rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only Notice or set of Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at +1 (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE 2009 ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of the 2009 Annual Meeting of Stockholders?

At the Annual Meeting of Stockholders, our stockholders will be asked to:

1. Elect the three (3) Class III Director nominees;

2. Adopt the 2009 Incentive Plan;

3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

4. Stockholders also will transact any other business that may properly come before the Annual Meeting.

Who is entitled to vote?

The record date for the Annual Meeting is April 13, 2009. Only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting. The only class of stock entitled to be voted at the Annual Meeting is our Class A Common Stock. Each outstanding share of Class A Common Stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the record date there were 292,050,831 shares of Class A Common Stock issued and outstanding and entitled to vote.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

If you do not give instructions to your bank or brokerage firm within ten days of the Annual Meeting, it may vote on matters that the New York Stock Exchange (NYSE) determines to be “routine”, but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the Election of Directors (Proposal 1) and the Ratification of Appointment of the Independent Registered Public Accounting Firm (Proposal 3) are routine matters while the Adoption of the 2009 Incentive Plan (Proposal 2) is a non-routine matter. When a broker or bank has not received instructions from the beneficial owners or persons entitled to vote and the broker or bank cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. Broker non-votes do not count as votes for or against any proposal.

As the beneficial owner of shares, you are invited to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the Annual Meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Class A Common Stock outstanding on the record date will constitute a quorum.

Who can attend the 2009 Annual Meeting of Stockholders?

All Cognizant stockholders entitled to vote at the Annual Meeting may attend our 2009 Annual Meeting of Stockholders.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the outstanding shares represented at the Annual Meeting, by proxy or in person, and entitled to vote may adjourn the Annual Meeting.

What does it mean if I receive more than one Notice?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice, please submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How do I vote?

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

•	By Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on June 4, 2009.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote:

•	By submitting a duly executed proxy bearing a later date;

•	granting a subsequent proxy through the Internet or telephone;

•	if you are a registered stockholder, by giving written notice of such revocation to the Secretary of Cognizant prior to or at the Annual Meeting; or

•	electing to vote in person at the Annual Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the Annual Meeting.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc., our inspectors of election, will tabulate and certify the votes. Alternatively, a representative of our transfer agent may serve as an inspector of election.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote FOR:

(1)	the election of the three (3) Class III Director nominees;

(2)	the adoption of the 2009 Incentive Plan; and

(3)	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendation is set forth together with the description of each proposal in this proxy statement. In summary, the Board of Directors recommends a vote:

(1)	FOR the election of the three (3) Class III Director nominees;

(2)	FOR the adoption of the 2009 Incentive Plan; and

(3)	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the Director nominees?

On April 18, 2008, the Board of Directors approved an amendment to the Company’s Amended and Restated By-laws to change the vote standard for the election of directors from a plurality of votes cast to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections the vote standard will continue to be a plurality of votes cast. In addition, the Board approved an amendment to the Amended and Restated By-laws to provide that director nominees proposed by stockholders must deliver a statement that, if elected, they agree to tender an irrevocable resignation, promptly upon failure to receive the required vote in a subsequent election, in accordance with the Company’s Corporate Governance Guidelines that are applicable to all director nominees.

Abstentions are not counted as votes “for” or “against” this proposal.

Our Corporate Governance section, appearing later in this proxy statement, sets forth our procedures if a director-nominee does not receive the required vote for election or re-election. In an uncontested election, any nominee for Director who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the failure to receive the required vote.

The Nominating and Corporate Governance Committee is required to make recommendations to the Board with respect to any such resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Corporate Governance section under “Voting for Directors.”

How many votes are required to adopt the 2009 Incentive Plan?

The adoption of the 2009 Incentive Plan requires the affirmative vote of a majority of the shares of Class A Common Stock present at the Annual Meeting in person or by proxy and entitled to vote. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to adopt the 2009 Incentive Plan. If you elect to abstain, the abstention will have the same effect as a vote “AGAINST.”

How many votes are required to ratify the appointment of our independent registered public accounting firm?

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of Class A Common Stock present at the Annual Meeting in person or by proxy and entitled to vote. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If you elect to abstain, the abstention will have the same effect as a vote “AGAINST.”

What is an abstention and how will abstentions be treated?

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares voting “abstain” have no effect on the election of directors. For the proposals to approve the adoption of the 2009 Incentive Plan and to ratify the selection of our independent registered public accounting firm, abstentions have the same effect as a negative vote.

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the approval of the 2009 Incentive Plan. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals. Thus, if you do not give your broker specific instructions, your shares may not be voted on these matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.

Where can I find the voting results of the 2009 Annual Meeting of Stockholders?

We plan to announce preliminary voting results at the Annual Meeting and we will publish the final results in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted Corporate Governance Guidelines, a Code of Ethics entitled “Cognizant’s Core Values and Standards of Business Conduct” and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee. You can access our current committee charters and our Code of Ethics in the “About Us” section of our website under the “Management & Governance” tab located at www.cognizant.com or by writing to our Secretary at our offices at Glenpointe Centre West, 500 Frank W. Burr Blvd., Teaneck, New Jersey 07666.

Determination of Independence

Under NASDAQ Stock Market rules, a Director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. Our Board of Directors has determined that each of John Fox, Robert Howe, John Klein, Robert Weissman and Thomas Wendel do not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of these Directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Candidates

The process to be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates shall include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of Class A Common Stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Cognizant Technology Solutions Corporation, Glenpointe Centre West, 500 Frank W. Burr Blvd., Teaneck, New Jersey 07666. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Voting for Directors

On April 18, 2008, the Board of Directors approved an amendment to the Company’s Amended and Restated By-laws to change the vote standard for the election of directors from a plurality of votes cast to a majority of votes cast in uncontested elections. In accordance with the Company’s Amended and Restated By-laws, if none of our stockholders provides the Company notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a Director election, or if our stockholders have withdrawn all such nominations by the day before the Company mails its notice of meeting to our stockholders, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board expects a Director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Board shall nominate for election or re-election as Director only candidates who agree to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation that will be effective upon Board acceptance of such resignation. In addition, the Board shall fill Director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other Directors in accordance with this corporate governance guideline. If an incumbent Director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee will act to determine whether to accept the Director’s resignation and will submit such recommendation for prompt consideration by the Board, and the Board will act on the Nominating and Corporate Governance Committee’s recommendation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation.

Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission (the “SEC”).

If each member of the Nominating and Corporate Governance Committee fails to receive the required vote in favor of his or her election in the same election, then those independent Directors who did receive the required vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the only Directors who did not receive the required vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.

Communications from Stockholders

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chairman of the Board and Secretary and General Counsel, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other Directors as they consider appropriate.

Under procedures approved by a majority of the independent Directors, communications are forwarded to all Directors if they relate to important substantive matters and include suggestions or comments that our Secretary and Chairman of the Board consider to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors by emailing the Board of Directors at the following email address: corporategovernance@cognizant.com; or in writing: c/o Corporate Secretary, Cognizant Technology Solutions Corporation, Glenpointe Centre West, 500 Frank W. Burr Blvd., Teaneck, New Jersey 07666.

Code of Ethics

On June 3, 2008, our Board of Directors approved an amended and restated code of ethics entitled “Cognizant’s Core Values and Standards of Business Conduct” (the “Code of Ethics”), which applies to our Directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The adoption of the Code of Ethics did not result in any waiver, explicit or implicit, of any provision of our previous code of ethics. The purposes of the amendment and restatement were to modernize and clarify the previous code of ethics by, among other things, (i) providing additional clarity with respect to the obligations and responsibilities of our employees under the Code of Ethics and the process for reporting non-compliant activities; and (ii) establishing additional obligations and responsibilities with respect to, among other things, our policies regarding the acceptable use of our and our client’s assets and the protection of confidential information and intellectual property.

We have posted our Code of Ethics on our website, which is located at www.cognizant.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of our Code of Ethics.

Attendance by Members of the Board of Directors at Meetings

There were six meetings of the Board of Directors during 2008. Each Director attended at least 75% of the aggregate of all meetings of the Board of Directors held during the period in which he or she served as a Director and the total number of meetings held by the committee on which he or she served during the period, if applicable.

Our Corporate Governance Guidelines provide that Directors are expected to attend the annual meeting of stockholders. Mr. D’Souza acted as Chairman of the 2008 Annual Meeting of Stockholders and three other Directors, Messrs. Fox, Klein and Wendel, participated in the 2008 Annual Meeting of Stockholders by teleconference.

COMMITTEES OF THE BOARD

The Board of Directors has established three standing committees—Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee—each of which operates under a charter that has been approved by our Board of Directors. Current copies of each committee’s charter are posted on the “About Us” section of our website www.cognizant.com.

The Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, all of the members of the Audit Committee are independent as defined by the rules of the NASDAQ Stock Market.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of, our independent registered public accounting firm;

•

recommending the appointment of and overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and Code of Ethics;

•	discussing and assessing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included on page 59 of this proxy statement).

Pursuant to the Audit Committee Charter, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2008 with our management and independent registered public accounting firm. Additionally, the Audit Committee has discussed with the independent registered public accounting firm the matters required by Statement of Auditing Standards (“SAS”) 61, “Communications with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Furthermore, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence” regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence from the Company. Based in part on the foregoing, the Audit Committee recommended to the Board of Directors that the financial statements as of and for the year ended December 31, 2008 audited by PricewaterhouseCoopers LLP be included in our Annual Report on Form 10-K. The members of the Audit Committee are Messrs. Howe, Klein and Wendel. During 2008, Messrs. Howe, Klein and Wendel were the only members of the Audit Committee. The Audit Committee was established in 1998 and met eight times during 2008. The Board of Directors has determined that Mr. Wendel is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. It is anticipated that Mr. Wendel, if elected to the Board of Directors by our stockholders, will continue to serve on the Audit Committee and as the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee

Our Compensation Committee, which is comprised of Messrs. Fox, Klein and Weissman, is responsible for the administration of all salary and incentive compensation plans for our officers and key employees, including bonuses. In addition, our Compensation Committee has the following principal duties:

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and stock-based compensation incentive plans; and

•	reviewing and making recommendations to the Board with respect to Director compensation.

The Compensation Committee also administers the Amended and Restated 1999 Incentive Compensation Plan (the “1999 Incentive Plan”) and establishes the terms and conditions of all stock-based compensation awards granted thereunder. The Compensation Committee also administers our 2004 Employee Stock Purchase Plan. The Compensation Committee met four times during 2008. Effective February 14, 2008, Mr. Fox was appointed to the Compensation Committee and Mr. Howe resigned from the Compensation Committee. The members of the Compensation Committee are Messrs. Fox, Klein and Weissman. It is anticipated that Mr. Fox, if elected to the Board of Directors by our stockholders, will continue to serve on the Compensation Committee.

Nominating and Corporate Governance Committee

In March 2004, our Board of Directors established a Nominating and Corporate Governance Committee. Its responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The members of the Nominating and Corporate Governance Committee are Messrs. Fox, Howe, Klein, Wendel and Weissman. The Nominating and Corporate Governance Committee met two times during 2008. Effective February 14, 2008, Mr. Fox was appointed to the Nominating and Corporate Governance Committee. It is anticipated that Messrs. Fox and Wendel, if elected to the Board of Directors by our stockholders, will continue to serve on the Nominating and Corporate Governance Committee.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Directors who are our employees or employees of our subsidiaries receive no cash remuneration for serving as Directors. All non-employee Directors, other than our Chairman, receive an annual retainer of $20,000 for their service on the Board of Directors (with no additional fees paid for attendance at meetings of the Board of Directors). Our Chairman receives an annual retainer of $120,000 (with no additional fees paid for attendance at meetings of the Board of Directors). All non-employee Directors receive $1,500 for attendance at each meeting of a committee of the Board of Directors or $2,000 for attendance at each meeting of a committee of the Board of Directors if serving as the chairperson of such committee meeting. All Directors who are not our employees or employees of our subsidiaries are eligible to participate in our Non-Employee Directors’ Stock Option Plan (the “Director Plan”) and the 1999 Incentive Plan.

The Director Plan became effective in December 1997 and was amended in March 1998 and February 2007. As of March 31, 2009, the maximum aggregate number of shares of Class A Common Stock reserved for issuance under the Director Plan was 1,716,000 shares, of which 8,000 shares remained available for future grant. The Director Plan, which is administered by the Compensation Committee, provides for the issuance of non-qualified stock options to purchase up to 360,000 shares of Class A Common Stock in any year to any of our Directors who is not our employee or an employee of one of our subsidiaries. Subject to the provisions of the Director Plan, the Compensation Committee has the authority to determine the non-employee Directors to whom options will be granted, the number of shares to be covered by each option and the terms and conditions of each option grant. The exercise price is determined by the Compensation Committee and will not be less than the fair market value of the underlying shares on the grant date. The options will vest and become exercisable in two successive equal annual installments upon the optionee’s completion of each year of continued Board service over the two-year period measured from the grant date. Each option will have a maximum term of ten years, subject to earlier termination upon the optionee’s cessation of Board service. In the event of an optionee’s death or disability, the unexercised portion of an option will immediately vest in full and may be exercised until (i) the earlier of the end of the stated term of the option or five years after the date of death, in the case of a termination due to death, or (ii) the earlier of (A) the end of the stated term of the option and (B) five years after the date of termination or (if later) one year after the date of death, in the case of a termination due to disability. In the case of a termination for any other reason, the unexercised portion of an option may be exercised for the period ending ninety days after such termination, but only to the extent such option is exercisable at the time of termination.

Each of the options granted under the 1999 Incentive Plan will have an exercise price equal to the fair market value per share of Class A Common Stock on the grant date and a maximum term of ten years measured from such date. Each such option will vest and become exercisable in two successive equal annual installments upon the optionee’s completion of each year of Board service over the two-year period measured from the grant date. Upon the occurrence of a change in control of Cognizant, as defined in the 1999 Incentive Plan, with certain exceptions, the Compensation Committee has the discretion to, among other things, accelerate the vesting of the options. Under the 1999 Incentive Plan, the optionee will have a limited period in which to exercise the option following his or her cessation of Board service, to the extent the option is vested and exercisable at that time. Upon the optionee’s cessation of Board service by reason of death or disability, for options fully-vested at the time of such cessation of service, the limited exercise period for options granted under the 1999 Incentive Plan will expire upon the earlier of (i) the end of the stated option term or (ii) 12 months following the date of death or disability. Under the 1999 Incentive Plan, should the optionee cease Board service for any other reason, then he or she will have until the earlier of (A) the end of the stated option term or (B) the expiration of the 90-day period following such cessation of service in which to exercise the option for any shares for which the option was vested at the time of such cessation of service.

During 2008, the following non-employee Directors were granted options to purchase shares of Class A Common Stock. All option grants listed below were made under the 1999 Incentive Plan.

Director	Number of Shares Underlying Options Granted	Grant Date	Exercise Price Per Share
John N. Fox, Jr.	10,000	June 10, 2008	$34.51
Robert W. Howe	10,000	June 10, 2008	$34.51
John E. Klein	10,000	June 10, 2008	$34.51
Robert E. Weissman	10,000	June 10, 2008	$34.51
Thomas M. Wendel	10,000	June 10, 2008	$34.51

2008 Director Compensation Table

The following table sets forth certain information regarding the compensation of each of our non-employee Directors for the 2008 fiscal year.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John N. Fox, Jr.	$26,000	—	$209,187	—	—	—	$235,187
Robert W. Howe	$36,500	—	$208,899	—	—	—	$245,399
John E. Klein	$143,000	—	$208,899	—	—	—	$351,899
Robert E. Weissman	$30,000	—	$208,899	—	—	—	$238,899
Thomas M. Wendel	$39,000	—	$208,899	—	—	—	$247,899

(1)	Consists of amounts described under “Director Compensation and Stock Ownership Guidelines.”
(2)	Represents the compensation cost recognized for financial statement reporting purposes for the 2008 fiscal year, in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). The reported dollar amounts do not take into account any estimated forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the SFAS 123R valuation of equity awards, see Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(3)	The grant date fair value of the stock options granted in 2008 under SFAS 123R for each of the directors was $148,050. As of December 31, 2008, each director had the following number of options outstanding: Mr. Fox (35,000); Mr. Howe (70,000); Mr. Klein (150,000); Mr. Weissman (130,000) and Mr. Wendel (180,000).

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

At this Annual Meeting, three (3) Class III Directors are to be elected to hold office until the Annual Meeting of Stockholders to be held in 2012, or until their successors shall have been duly elected and qualified.

We currently have seven (7) Directors. A majority of votes cast is required for the election of directors.

A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard is the plurality of votes cast.

In accordance with our Amended and Restated By-laws and Corporate Governance Guidelines, the Board will nominate for election or re-election as a Director only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by the Board. In addition, the Board will fill Director vacancies and new directorships only with candidates who agree to tender the same form of resignation, promptly following their appointment to the Board.

If an incumbent Director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee will act to determine whether to accept the Director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Nominating and Corporate Governance Committee’s recommendation.

Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC.

Any Director who tenders his or her resignation pursuant to this provision of our Corporate Governance Guidelines may not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. If each member of the Nominating and Corporate Governance Committee fails to receive the required vote in favor of his or her election in the same election, then those independent Directors who did receive the required vote will appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the only Directors who did not receive the required vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.

As set forth in our Restated Certificate of Incorporation, the terms of office of the members of the Board of Directors are divided into three classes: Class I, whose term will expire at the 2010 Annual Meeting of Stockholders; Class II, whose term will expire at the 2011 Annual Meeting of Stockholders; and Class III, whose term will expire at the 2009 Annual Meeting of Stockholders. The current Class I Directors are John E. Klein and Lakshmi Narayanan, the current Class II Directors are Robert W. Howe and Robert E. Weissman and the current Class III Directors are Francisco D’Souza, John N. Fox, Jr. and Thomas M. Wendel.

At each Annual Meeting of Stockholders, the successors to Directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of Directors remove or shorten the term of any incumbent Director. This classification of our Board of Directors may have the effect of delaying or preventing changes in control or management of our Company.

All Directors hold office until the expiration of their respective term and until their successors are duly elected and qualified. There are no family relationships among any of our executive officers, Directors and key employees.

It is the intention of the persons named in the enclosed form of proxy to vote the shares of Class A Common Stock represented thereby, unless otherwise specified in the proxy, for the election as Directors of the persons whose names and biographies appear below. All of the persons whose names and biographies appear below are at present our Directors. In the event any of the nominees should become unavailable or unable to serve as a Director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of these nominees as directors.

NOMINEES FOR CLASS III DIRECTORS (TERMS TO EXPIRE AT THE 2012 ANNUAL MEETING)

The current members of the Board of Directors who are also nominees for election to the Board as Class III Directors are as follows:

Name	Age	Served as a Director Since	Positions with Cognizant
Francisco D’Souza	40	2007	Chief Executive Officer, President and Director

John N. Fox, Jr.	66	2007	Director

Thomas M. Wendel	72	2001	Director

The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

Francisco D’Souza was appointed President and Chief Executive Officer and became a member of the Board of Directors, effective January 1, 2007. Mr. D’Souza served as our Chief Operating Officer from December 2003 through December 2006. Prior to that, from November 1999 to December 2003, he served as our Senior Vice President, North American Operations and Business Development. From March 1998 to November 1999, he served as our Vice President, North American Operations and Business Development and as our Director-North American Operations and Business Development from June 1997 to March 1998. From January 1996 to June 1997, Mr. D’Souza was engaged as our consultant. From February 1995 to December 1995, Mr. D’Souza was employed as Product Manager at Pilot Software. Between 1992 and 1995, Mr. D’Souza held various marketing, business development and technology management positions as a Management Associate at The Dun & Bradstreet Corporation. While working at The Dun & Bradstreet Corporation, Mr. D’Souza was part of the team that established the software development and maintenance business conducted by us. Mr. D’Souza serves on the Board of Trustees of Carnegie-Mellon University and the Board of Trustees of The New York Hall of Science. Mr. D’Souza holds a Bachelor of Business Administration degree from the University of East Asia and a Master of Business Administration degree from Carnegie-Mellon University.

John N. Fox was appointed to the Board of Directors in December 2007 as a Class III Director to fill an existing vacancy. Mr. Fox formerly served as Vice Chairman of Deloitte & Touche LLP and Global Director, Strategic Clients for Deloitte Consulting, from 1998 until 2003. Mr. Fox held various other positions with Deloitte Consulting from 1968 to 2003, and in addition to his responsibilities as Vice Chairman and Global Director, he also served on Deloitte Touche Tohmatsu’s board of directors and was a member of the Governance (Executive) Committee from 1998 to 2003. Mr. Fox currently serves as a Trustee for Wabash College and Steppenwolf Theatre Company and is a member of the board of directors of VASCO Data Security International, Inc. Mr. Fox received his B.A. degree from Wabash College and his MBA from the University of Michigan.

Thomas M. Wendel was elected to the Board of Directors in June 2001. In July 2000, Mr. Wendel retired as the Chairman of the Board, President and Chief Executive Officer of Bridge Information Systems, a global financial information, transaction services, and network services company. Prior to joining Bridge in 1995, Mr. Wendel was founding President and Chief Executive Officer of Liberty Brokerage Inc., a major US government securities brokerage firm. Mr. Wendel previously served in various positions at Paine Webber, Inc., including Chief Financial Officer, Executive Vice President and Managing Director. Prior to joining Paine Webber in 1982, Mr. Wendel was Senior Vice President and Chief Financial Officer of Pan American World Airways. Mr. Wendel holds a Bachelor of Science degree in Mathematics from Ursinus College, a Master of Arts in Economics from San Jose State College, and a Master in Business Administration from the University of Santa Clara.

Continuing Members of the Board of Directors:

CLASS I DIRECTORS (TERMS TO EXPIRE AT THE 2010 ANNUAL MEETING)

The current members of the Board of Directors who are Class I Directors are as follows:

Name	Age	Served as a Director Since	Positions with Cognizant
Lakshmi Narayanan	56	2003	Vice Chairman and Director

John E. Klein	67	1998	Chairman of the Board and Director

The principal occupations and business experience, for at least the past five years, of each Class I Director are as follows:

Lakshmi Narayanan was appointed Vice Chairman of the Board of Directors, effective January 1, 2007. Mr. Narayanan served as our Chief Executive Officer from December 2003 through December 2006 and as our President from March 1998 through December 2006. Mr. Narayanan joined our Indian subsidiary as Chief Technology Officer in 1994 and was elected President of such subsidiary on January 1, 1996. Prior to joining us, from 1975 to 1994, Mr. Narayanan was the regional head of Tata Consultancy Services, a large consulting and software services company located in India. Mr. Narayanan serves on the board of directors and as the Chairman of the Governance Committee of TVS Capital Funds Limited. Mr. Narayanan holds a Bachelor of Science degree, a Master of Science degree and a Management degree from the Indian Institute of Science.

John E. Klein was elected to the Board of Directors in March 1998 and elected to serve as our Chairman of the Board in December 2003. Mr. Klein currently serves as President and Chief Executive Officer of Polarex, Inc., an organization providing executive support to software and services companies, where he has been employed since 1994. Prior to that, Mr. Klein held various positions at various companies, including President and Chief Executive Officer of MDIS Group PLC, a UK listed software and services company. In addition, Mr. Klein also served as Chairman of Glovia International and PRO IV Limited, two enterprise software and services companies. Prior to 1995, Mr. Klein was a Vice President for both Digital Equipment and IBM. Mr. Klein also serves as a director of Arxan Technologies, Inc., a security software solutions company. Mr. Klein holds a Bachelor of Science degree from the U.S. Merchant Marine Academy and a Master of Business Administration degree from New York University.

CLASS II DIRECTORS (TERMS TO EXPIRE AT THE 2011 ANNUAL MEETING)

The current members of the Board of Directors who are Class II Directors are as follows:

Name	Age	Served as a Director Since	Positions with Cognizant
Robert W. Howe	62	1999	Director

Robert E. Weissman	67	2001	Director

The principal occupations and business experience, for at least the past five years, of each Class II Director are as follows:

Robert W. Howe was elected to the Board of Directors in April 1999. Mr. Howe currently serves as Chairman of the Board of Directors of ADS Financial Services Solutions (“ADS”), a provider of information technology services to the financial services industry. He has held such position since January 1994. From January 1994 to December 2003, Mr. Howe served as Chairman and Chief Executive Officer of ADS and from March 1980 to January 1994, Mr. Howe served as its President. Mr. Howe serves on the board of directors of several private companies. Mr. Howe holds a Bachelor of Arts degree from Boston College.

Robert E. Weissman was elected to the Board of Directors in May 2001. Mr. Weissman retired in January 2001 after nearly thirty years serving as Chief Executive Officer for several public corporations. Most recently, Mr. Weissman was Chairman of the Board of Directors of IMS Health, a provider of information to the pharmaceutical and healthcare industries. He served as both Chairman and Chief Executive Officer of IMS Health until March 1999. Prior to his position with IMS Health, Mr. Weissman was Chairman and Chief Executive Officer of Cognizant Corporation and prior to that, was Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation. Prior to his election as Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation, he held the position of President and Chief Operating Officer of that company since 1985. Mr. Weissman joined The Dun & Bradstreet Corporation in May 1979, when The Dun & Bradstreet Corporation acquired National CSS, a computer time-sharing company, of which he was President and Chief Executive Officer. Since his retirement, Mr. Weissman has been active as Chairman of Shelburne Partners, a private investment company that works with emerging companies in the United States and Europe. Mr. Weissman is a director of the following public companies: State Street Corporation, Pitney Bowes, Inc. and Information Services Group Inc. Mr. Weissman is also a member of the Advisory Board for Affinnova, Inc., a privately held market research firm. Mr. Weissman graduated from Babson College in 1964. He serves on Babson’s Board of Trustees, and received an honorary Doctor of Laws degree from Babson in 1995.

PROPOSAL 2:

ADOPTION OF THE COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

2009 INCENTIVE COMPENSATION PLAN

The stockholders are being asked to vote on a proposal to approve the implementation of the Cognizant Technology Solutions Corporation 2009 Incentive Compensation Plan (the “2009 Incentive Plan”) under which 24,000,000 shares of our Class A Common Stock will initially be reserved for issuance. The 2009 Incentive Plan was adopted by our Board of Directors on April 15, 2009, subject to stockholder approval at the Annual Meeting. A copy of our 2009 Incentive Plan is attached hereto as Appendix A. The 2009 Incentive Plan is intended to serve as a successor to our Amended and Restated 1999 Incentive Compensation Plan which terminated on April 13, 2009 in accordance with its terms (the “1999 Incentive Plan”), our Amended and Restated Non-Employee Directors’ Stock Option Plan (the “Director Plan”) and our Amended and Restated Key Employees’ Stock Option Plan which terminates in July 2009 (the “Key Employee Plan”) (collectively, the “Predecessor Plans”). Stockholder approval of the 2009 Incentive Plan will not affect any options or stock issuances outstanding under the Predecessor Plans at the time of the Annual Meeting. No further awards will be made under the Predecessor Plans following the earlier of (i) the applicable plan termination date, and (ii) stockholder approval of the 2009 Incentive Plan.

We believe that stock-based incentives have played a pivotal role in our efforts to attract and retain key personnel essential to our long-term growth and financial success. For that reason, we have structured the 2009 Incentive Plan to provide us with flexibility in designing equity incentives in an environment where a number of companies have moved from traditional option grants to other stock or stock-based awards, such as stock appreciation rights, restricted stock awards and restricted stock units. Accordingly, with the 2009 Incentive Plan, we will have a single plan that provides a broad array of equity incentives to utilize for purposes of attracting and retaining the services of key individuals. We will continue to rely significantly on stock-based incentives because we believe that such incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees.

The 2009 Incentive Plan differs from the Predecessor Plans in the following principal respects:

(i) The 2009 Incentive Plan will include a limit on the number of shares which may be issued without cash consideration under the plan (whether as direct stock issuances or pursuant to restricted stock units or share-right awards). Accordingly, for each share of Class A Common Stock issued without cash consideration under the stock issuance program (whether as direct stock issuances or pursuant to restricted stock units or share-right awards), the share reserve under the 2009 Incentive Plan will be reduced by 1.55 shares.

(ii) The 2009 Incentive Plan will not permit the repricing of any outstanding stock options or stock appreciation rights without stockholder approval. Although our 1999 Incentive Plan prohibited repricing, our other two plans did not prohibit the repricing of outstanding stock options or stock appreciation rights.

(iii) The maximum term of stock options and stock appreciation rights granted under the 2009 Incentive Plan is seven (7) years, compared to the ten (10) year term currently provided under the Predecessor Plans.

(iv) The 2009 Incentive Plan contains a default change in control provision, whereas under the Predecessor Plans the Cognizant Board retained discretion to determine the effect of a change in control on outstanding equity awards at the time of a change in control transaction. Such discretion included the ability to accelerate the vesting date or payout of an award, to provide for the assumption or substitution of an award, or to provide for the cancellation of an outstanding award. The 2009 Incentive Plan’s default change in control provision, summarized under the heading “Vesting Acceleration,” provides more certainty as to the treatment of outstanding awards in a change in control situation.

(v) The change in control definition contained in the 2009 Incentive Plan has been modified from the definition contained in the Predecessor Plans to reflect that IMS Health Incorporated no longer owns a significant percentage of the shares of Cognizant Class A Common Stock.

(vi) The 2009 Incentive Plan contains a broader list of performance measures for qualifying awards as performance based under Section 162(m) of the Internal Revenue Code than the list of performance measures contained in Cognizant’s 1999 Incentive Plan. The broader list will provide Cognizant with greater flexibility in tailoring equity awards intended to qualify as performance based under Section 162(m) to its particular business needs.

(vii) As under the 1999 Incentive Plan, the 2009 Incentive Plan contains a minimum service vesting period for restricted stock awards, restricted stock unit awards, performance share awards and performance share unit awards granted under the plan. The 1999 Incentive Plan required the service-based vesting to occur in equal installments over a minimum three (3) year period. The 2009 Plan restriction has been designed to provide Cognizant with more flexibility in designing appropriate vesting schedules, by allowing the vesting to occur in unequal installments over the three (3) year period.

(viii) The 2009 Incentive Plan limits the maximum number of shares of common stock that may be issued to any one participant pursuant to awards under the plan in any one calendar year to 1,000,000 shares and limits the maximum dollar amount for which awards may be made to any one person in any one calendar year to 3,000,000 dollars. The 1999 Incentive Plan individual limits cover the 10-year term of the plan. Under the 1999 Incentive Plan, the maximum number of shares of common stock that may be issued to any one participant over the term of the plan is limited to 9,000,000 shares and the maximum dollar amount for which awards may be made to any one person over the term of the plan is 10,000,000 dollars.

(ix) Unless sooner terminated by our Board of Directors or in connection with a change in control or ownership, the 2009 Incentive Plan will continue in effect until June 4, 2019.

Summary Description of 2009 Incentive Compensation Plan

The principal terms and provisions of the 2009 Incentive Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the 2009 Incentive Plan and is qualified in its entirety by reference to the complete text of the 2009 Incentive Plan. Any stockholder who wishes to obtain a copy of the actual plan documents may do so upon written request to our Corporate Secretary at our principal offices at 500 Frank W. Burr Blvd., Teaneck, New Jersey 07666.

Incentive Programs. The 2009 Incentive Plan consists of three separate equity incentive programs: (i) the discretionary grant program, (ii) the stock issuance program, and (iii) the incentive bonus program. The principal features of each program are described below.

Types of Awards. The various types of incentives which may be issued under the 2009 Incentive Plan (collectively, the “Awards”) are as follows: (i) stock options and stock appreciation rights under the discretionary grant program, (ii) direct stock issuances, stock bonuses and stock issuances pursuant to restricted stock units and other share-right awards under the stock issuance program, and (iii) cash bonus awards, performance unit awards and dividend equivalent rights awarded under the incentive bonus program.

Administration. The Compensation Committee of our Board of Directors will have the exclusive authority to administer the 2009 Incentive Plan with respect to Awards made to our executive officers and Board members and will also have the authority to make Awards under those programs to all other eligible individuals. However, our Board of Directors may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make Awards under the plan to individuals other than executive officers and Board members. In addition, administration of the 2009 Incentive Plan may, at the Board’s discretion, be vested in a special award committee of one or more executive officers with authority to administer the plan with respect to employees other than executive officers, Board members and members of such special award committee and to make Awards to such individuals under the 2009 Incentive Plan, subject to such limitations imposed on such committee by the Board.

The term “plan administrator,” as used in this summary, will mean our Compensation Committee and any secondary or special award committee, to the extent each such entity is acting within the scope of its administrative authority under the 2009 Incentive Plan.

Eligibility. Officers and employees, members of our Board of Directors as well as independent consultants and contractors, in our employ or in the employ of our parent or subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the 2009 Incentive Plan. As of March 31, 2009, approximately 63,700 persons (including six executive officers and five non-employee Board members) were eligible to participate in the 2009 Incentive Plan.

Securities Subject to 2009 Incentive Plan. 24,000,000 shares of our Class A Common Stock will initially be reserved for issuance over the term of the 2009 Incentive Plan. For each share of Class A Common Stock issued without cash consideration pursuant to Awards under the stock issuance program, the share reserve under the 2009 Incentive Plan will be reduced by 1.55 shares.

If the stockholders approve the 2009 Incentive Plan, no further awards will be made under the Predecessor Plans. However, the outstanding awards under the Predecessor Plans will continue in full force in accordance with their terms, and nothing in the 2009 Incentive Plan will affect those awards.

Awards made under the 2009 Incentive Plan will be subject to the following per-participant limitations in order to provide the plan administrator with the opportunity to structure one or more of those awards as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

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For awards measured in terms of shares of our Class A Common Stock (whether payable in our Class A Common Stock, cash or a combination of both), no participant in the 2009 Incentive Plan may receive awards for more than 1,000,000 shares of our Class A Common Stock in any single calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. Stockholder approval of this proposal will also constitute approval of that 1,000,000-share limitation for purposes Section 162(m). Accordingly, such limitation will assure that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the discretionary grant program will not be subject to the 1,000,000 dollar limitation on the income tax deductibility of compensation paid per executive officer imposed under Section 162(m). In addition, one or more awards under the stock issuance program may also qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the vesting of that award is tied to the attainment of the corporate performance milestones discussed below in the summary description of that program.

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For awards measured in terms of cash dollars (whether payable in cash, shares of our Class A Common Stock, or both), no participant in the 2009 Incentive Plan may receive awards with an aggregate dollar value in excess of 3,000,000 dollars in any one calendar year, with such limitation to be measured at the time the award is made. Stockholder approval of this proposal will also constitute approval of that 3,000,000 dollar limitation for purposes of Section 162(m). Accordingly, such limitation will assure that any deductions to which we would otherwise be entitled upon the payment of cash bonuses or the settlement of performance units will not be subject to the 1,000,000 dollar limitation on the income tax deductibility of compensation paid per executive officer imposed under Section 162(m), to the extent the vesting of those awards is tied to the attainment of one or more of the corporate performance milestones discussed below in the summary description of the stock issuance program.

The shares of Class A Common Stock issuable under the 2009 Incentive Plan may be drawn from shares of our authorized but unissued Class A Common Stock or from shares of our Class A Common Stock that we acquire, including shares purchased on the open market or in private transactions.

Shares subject to Awards under the 2009 Incentive Plan which remain unissued upon the expiration or termination of those Awards will be available for subsequent grants under the 2009 Incentive Plan. Any unvested shares issued under the 2009 Incentive Plan that are subsequently forfeited or that we repurchase, at a price not greater than the original issue price paid per share, pursuant to our repurchase rights under the 2009 Incentive Plan will be added back to the number of shares reserved for issuance under the 2009 Incentive Plan and will accordingly be available for subsequent issuance.

There are no net counting provisions in effect under the 2009 Incentive Plan. Accordingly, the following share counting procedures will apply:

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Should the exercise price of an option be paid in shares of our Class A Common Stock, then the number of shares reserved for issuance under the 2009 Incentive Plan will be reduced by the gross number of shares for which that option is exercised, and not by the net number of new shares issued under the exercised option.

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Should shares of Class A Common Stock otherwise issuable under the 2009 Incentive Plan be withheld by us in satisfaction of the withholding taxes incurred in connection with the exercise, issuance or vesting of an Award, then the number of shares of Class A Common Stock available for issuance under the 2009 Incentive Plan will be reduced by the full number of shares issuable pursuant to that Award, as calculated prior to any such share withholding.

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Upon the exercise of any stock appreciation right granted under the 2009 Incentive Plan, the share reserve will be reduced by the gross number of shares as to which such stock appreciation right is exercised, and not by the net number of shares actually issued upon such exercise.

Equity Incentive Programs

Discretionary Grant Program. Under the discretionary grant program, eligible persons may be granted options to purchase shares of our Class A Common Stock or stock appreciation rights tied to the value of our Class A Common Stock. The plan administrator will have complete discretion to determine which eligible individuals are to receive such Awards, the time or times when those Awards are to be made, the number of shares subject to each such Award, the vesting schedule to be in effect for the Award, the maximum term for which the Award is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws. Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent of the fair market value of the option shares on the grant date. No granted option will have a term in excess of seven years. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share, if the optionee ceases service prior to vesting in those shares.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

The 2009 Incentive Plan will allow the issuance of two types of stock appreciation rights under the discretionary grant program:

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Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of our Class A Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

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Stand-alone stock appreciation rights allow the holders to exercise those rights as to a specific number of shares of our Class A Common Stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of Class A Common Stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of our Class A Common Stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of seven years.

The distribution with respect to any exercised tandem or stand-alone stock appreciation right will be made in shares of our Class A Common Stock. Stock appreciation rights will remain exercisable for a limited period following the holder’s cessation of service, but only to the extent those rights are exercisable at the time of such cessation of service. The plan administrator will have complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of those stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation right remains outstanding, whether before or after the holder’s actual cessation of service.

Repricing Prohibition. The plan administrator may not implement any of the following repricing programs without obtaining stockholder approval: (i) the cancellation of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of our Class A Common Stock for consideration payable in cash or our equity securities or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights.

Stock Issuance Program. Shares may be issued under the stock issuance program at a price per share not less than their fair market value, payable in cash or other valid consideration under the Delaware General Corporation Law. Shares may also be issued as a bonus for past services without any cash purchase price required of the recipient. Shares of our Class A Common Stock may also be issued under the program pursuant to share right awards or restricted stock units which entitle the recipients to receive those shares, without payment of any cash purchase price, upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation), a deferred distribution date following the termination of the recipient’s service with us.

For each share of Class A Common Stock issued without cash consideration pursuant to Awards under the stock issuance program, the share reserve under the 2009 Incentive Plan will be reduced by 1.55 shares.

The plan administrator will have complete discretion to determine which eligible individuals are to receive Awards under the stock issuance program, the time or times when those Awards are to be made, the number of shares subject to each such Award, the applicable performance and/or service vesting provisions, the issuance schedule to be in effect for the shares that vest and become issuable under each such Award and the cash consideration (if any) payable per share. The shares issued may be fully and immediately vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. Notwithstanding the foregoing, the following limitations shall apply with respect to the vesting schedules established for the Awards made under the stock issuance program, subject to acceleration in connection with the optionee’s termination of employment under designated circumstances and upon certain changes in control of the company: (i) for any Award which is to vest on the basis of service, the minimum vesting period shall be three (3) years, with such vesting to occur in one or more installments over that period as determined by the plan administrator, but in no event more favorably than monthly; and (ii) for any such Award which is to vest on the basis of performance objectives, the performance period will have a duration of at least one year.

To enable the compensation attributable to one or more Awards under the program to qualify as performance-based compensation which will not be subject to the 1,000,000 dollar limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under Internal Revenue Code Section 162(m), the plan administrator will also have the discretionary authority to structure one or more of those Awards so that the underlying shares of Class A Common Stock will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) revenue or revenue growth, (ii) operating or net income, (iii) operating or net income before charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (iv) operating or net income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any

Parent or Subsidiary) in settlement of stock-based awards, (v) gross, operating or net profit margin, (vi) gross, operating or net profit margin before charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (vii) earnings per share, (viii) return on assets, capital or stockholder equity, (ix) total stockholder return, (x) cash flow, (xi) measures in terms of days sales outstanding or accounts receivable outstanding, (xii) working capital, (xiii) market share, (xiv) increases in customer base, (xv) cost reductions or other expense control objectives, (xvi) market price of the Common Stock, whether measured in absolute terms or in relationship to earnings or operating income or in relation to various stock market or industry indices, (xvii) budget objectives, (xviii) working capital, (xix) mergers, acquisitions or divestitures, (xx) measures of customer satisfaction or (xxi) economic value added, models. In addition, such performance goals may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of our business units or divisions or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. In addition, the performance goals may be subject to adjustment for one or more of the following items: extraordinary, unusual or non-recurring items of gain, loss or expense; items of gain, loss or expense related to (a) the disposal of a business or discontinued operations or (b) the operations of any acquired business; accruals for reorganization and restructuring cost and expenses; and non-operating foreign exchange gain or loss and items of gain, loss or expense attributable to changes in tax laws and regulations, accounting principles or other applicable laws or regulations.

The plan administrator will have the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock or other unvested shares outstanding under the stock issuance program. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares which were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of certain involuntary terminations or changes in control or ownership.

Outstanding restricted stock units or other stock-based awards under the stock issuance program will automatically terminate, and no shares of our Class A Common Stock will actually be issued in satisfaction of those units or awards, if the performance goals or service requirements established for such units or awards are not attained. The plan administrator, however, will have the discretionary authority to issue shares of our Class A Common Stock in satisfaction of one or more outstanding restricted stock units or other stock-based right awards as to which the designated performance goals or service requirements are not attained. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to units or awards which were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of certain involuntary terminations or changes in control or ownership.

Incentive Bonus Program. Cash bonus awards, performance unit awards and dividend equivalent rights may be awarded under the incentive bonus program. Cash bonus awards will vest over an eligible individual’s designated service period or upon the attainment of pre-established performance goals. Performance unit awards will be subject to the following parameters:

(i) A performance unit will represent a participating interest in a special bonus pool tied to the attainment of pre-established corporate performance objectives based on one or more performance goals described above in the description of the stock issuance program. The amount of the bonus pool may vary with the level at which the applicable performance objectives are attained, and the value of each performance unit which becomes due and payable upon the attained level of performance will be determined by dividing the amount of the resulting bonus pool (if any) by the total number of performance units issued and outstanding at the completion of the applicable performance period.

(ii) Performance units may also be structured to include a service-vesting requirement which the participant must satisfy following the completion of the performance period in order to vest in the performance units awarded with respect to that performance period.

(iii) Performance units which become due and payable following the attainment of the applicable performance objectives and the satisfaction of any applicable service-vesting requirement may be paid in cash or shares of our Class A Common Stock valued at fair market value on the payment date.

Dividend equivalent rights may be issued as stand-alone awards or in tandem with other awards made under the 2009 Incentive Plan. Each dividend equivalent right award will represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of our Class A Common Stock) which is made per issued and outstanding share of Class A Common Stock during the term the dividend equivalent right remains outstanding. Payment of the amounts attributable to such dividend equivalent rights may be made either concurrently with the actual dividend or distribution made per issued and outstanding share of our Class A Common Stock or may be deferred to a later date. Payment may be made in cash or shares of our Class A Common Stock.

The plan administrator will have complete discretion under the program to determine which eligible individuals are to receive such awards under the program, the time or times when those awards are to be made, the form of each such award, the performance objectives for each such award, the amount payable at one or more designated levels of attained performance, any applicable service vesting requirements, the payout schedule for each such award and the method by which the award is to be settled (cash or shares of our Class A Common Stock).

In order to enable the compensation attributable to one or more awards under the program to qualify as performance-based compensation which will not be subject to the 1,000,000 dollar limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under Internal Revenue Code Section 162(m), the plan administrator will also have the discretionary authority to structure one or more awards so that cash or shares of Class A Common Stock subject to those awards will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the performance goals described above in the summary of the stock issuance program.

The plan administrator will have the discretionary authority at any time to accelerate the vesting of any and all awards outstanding under the incentive bonus program. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards which were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of the participant’s involuntary termination or upon a change in control as described under the heading “General Provisions—Vesting Acceleration.”

Stock Awards—Predecessor Plans

The following table sets forth, as to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers and the other individuals and groups indicated, the number of shares of our Class A Common Stock subject to option grants made under the Predecessor Plans from January 1, 2008 through March 31, 2009, together with the weighted average exercise price per share in effect for such option grants.

Name and Position	Number of Shares Underlying Options Granted (#)	Weighted Average Exercise Price Per Share ($)
Francisco D’Souza	240,000	$18.21
President and Chief Executive Officer
Gordon J. Coburn	130,000	$18.21
Chief Financial and Operating Officer and Treasurer
Lakshmi Narayanan	10,000	$34.51
Vice Chairman
Ramakrishnan Chandrasekaran	88,000	$18.21
President and Managing Director, Global Delivery
Rajeev Mehta	110,000	$18.21
Chief Operating Officer, Global Client Services
All current executive officers as a group (6 persons)	618,000	$18.47
Directors:
John N. Fox, Jr.	10,000	$34.51
Robert W. Howe	10,000	$34.51
John E. Klein	10,000	$34.51
Robert E. Weissman	10,000	$34.51
Thomas M. Wendel	10,000	$34.51
All current non-employee directors as a group (5 persons)	50,000	$34.51
All employees, including current officers who are not executive officers, as a group (164 persons)	910,500	$30.34

The following table sets forth, as to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers and the other individuals and groups indicated, the number of shares of our Class A Common Stock subject to direct stock awards (vested or unvested) made under the Predecessor Plans from January 1, 2008 through March 31, 2009.

Name and Position	Number of Shares Subject to Direct Stock Award (#)
Francisco D’Souza	147,790
President and Chief Executive Officer
Gordon J. Coburn	92,334
Chief Financial and Operating Officer and Treasurer
Lakshmi Narayanan	—
Vice Chairman
Ramakrishnan Chandrasekaran	67,894
President and Managing Director, Global Delivery
Rajeev Mehta	84,867
Chief Operating Officer, Global Client Services
All current executive officers as a group (6 persons)	436,832
Directors:
John N. Fox, Jr.	—
Robert W. Howe	—
John E. Klein	—
Robert E. Weissman	—
Thomas M. Wendel	—
All current non-employee directors as a group (5 persons)	—
All employees, including current officers who are not executive officers, as a group (144 persons)	1,355,241

New Plan Benefits

No Awards will be made under the 2009 Incentive Plan at any time prior to stockholder approval of the plan at the Annual Meeting. If such stockholder approval is obtained, then Mr. Narayanan and the non-employee members of our Board, Messrs. Fox, Howe, Klein, Weissman and Wendel, will each receive an option grant for 10,000 shares of our Class A Common Stock pursuant to our stock option grant policy unless such member is not elected at the Annual Meeting. Each such option grant will have an exercise price per share equal to the fair market value per share of our Class A Common Stock on the grant date.

General Provisions

Vesting Acceleration. In the event we should experience a change in control, the following special vesting acceleration provisions will be in effect for all outstanding awards under the 2009 Incentive Plan:

(i) Each outstanding award will automatically accelerate in full upon a change in control, if that award is not assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the intrinsic value of the award and provides for subsequent payout of that value in accordance with the same vesting schedule in effect for that award.

(ii) The plan administrator will have complete discretion to grant one or more awards which will vest in the event the individual’s service with us or the successor entity is terminated within a designated period following a change in control transaction in which those awards are assumed or otherwise continued in effect.

(iii) The plan administrator will have the discretion to structure one or more awards so that those awards will immediately vest upon a change in control, whether or not they are to be assumed or otherwise continued in effect.

(iv) Unless the plan administrator establishes a different definition for one or more awards, a change in control will be deemed to occur for purposes of the 2009 Incentive Plan in the event (a) we are acquired by merger or asset sale, (b) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) thirty-five percent (35%) or more of the total combined voting power of our outstanding securities, or (iii) certain changes in the composition of the Board over a period of twelve months or less by reason of one or more contested elections for Board membership.

The plan administrator’s authority above extends to any awards intended to qualify as performance-based compensation under Section 162(m), even though the accelerated vesting of those awards may result in their loss of performance-based status under Section 162(m).

Changes in Capitalization. In the event any change is made to the outstanding shares of our Class A Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without our receipt of consideration or should the value of our outstanding shares of Class A Common Stock be substantially reduced by reason of a spin-off transaction or extraordinary dividend or distribution, equitable adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2009 Incentive Plan; (ii) the maximum number and/or class of securities for which any one person may be granted Class A Common Stock-denominated awards under the 2009 Incentive Plan per calendar year; (iii) the number and/or class of securities and the exercise price per share in effect for outstanding awards under the discretionary grant program, (iv) the number and/or class of securities subject to each outstanding award under the stock issuance program and the cash consideration (if any) payable per share, (v) the maximum number and/or class of securities issuable under the plan pursuant to incentive stock options, (vi) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the plan and the repurchase price payable per share (vii) the number and/or class of securities subject to each outstanding award under the incentive bonus program denominated in shares of our Class A Common Stock , and (viii) the number of shares of Class A Common Stock by which the share reserve will be reduced for each share of Class A Common Stock issued without cash consideration pursuant to the stock issuance program. Such adjustments will be made in such manner as the plan administrator deems appropriate in order to preclude any dilution or enlargement of benefits under the 2009 Incentive Plan or the outstanding awards thereunder.

Valuation. The fair market value per share of our Class A Common Stock on any relevant date under the 2009 Incentive Plan will be deemed to be equal to the closing selling price per share on that date on the NASDAQ Global Select Market. On March 31, 2009, the fair market value per share of our Class A Common Stock determined on such basis was $20.79. Notwithstanding the foregoing, should a different method of fair market value determination be required by applicable law or regulation of the foreign jurisdiction in which an award is to be made under the plan, then the fair market value per share applicable to such award will be determined in accordance with the law or regulations of the foreign jurisdiction in which that award is made.

Stockholder Rights and Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. The holder of a stock appreciation right will not have any stockholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any shares of our Class A Common Stock distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory options under the 2009 Incentive Plan so that those options will be transferable during optionee’s lifetime to a revocable living trust established for the optionee or the optionee and his or her spouse or to the optionee’s former spouse pursuant to a domestic relations order. Stand alone stock appreciation rights will be subject to the same transferability restrictions applicable to non-statutory options.

A participant will have full stockholder rights with respect to any shares of Class A Common Stock issued to him or her under the 2009 Incentive Plan, whether or not his or her interest in those shares is vested. A participant will not have any stockholder rights with respect to the shares of Class A Common Stock subject to a restricted stock unit or performance share award until that award vests and the shares of Class A Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Class A Common Stock, on outstanding restricted stock units or performance shares, subject to such terms and conditions as the plan administrator may deem appropriate.

Special Tax Election. The plan administrator may provide one or more holders of awards under the 2009 Incentive Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise or settlement of those awards. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of our Class A Common Stock in payment of such withholding tax liability.

Amendment and Termination. Our Board of Directors may amend or modify the 2009 Incentive Plan at any time; provided, however, that stockholder approval will be required for any amendment which materially increases the number of shares of Class A Common Stock authorized for issuance under the 2009 Incentive Plan (other than in connection with certain changes to our capital structure as explained above), materially increases the benefits accruing to participants, materially expands the class of individuals eligible to participate in the 2009 Incentive Plan, expands the types of awards which may be made under the 2009 Incentive Plan or extends the term of the 2009 Incentive Plan or to the extent such stockholder approval may otherwise required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our Class A Common Stock is at the time primarily traded. Unless sooner terminated by our Board of Directors, the 2009 Incentive Plan will terminate on the earliest of (i) June 4, 2019, (ii) the date on which all shares available for issuance under the 2009 Incentive Plan have been issued as fully-vested shares or (iii) the termination of all outstanding awards in connection with certain changes in control or ownership.

Deferred Compensation. The plan administrator may, in its sole discretion, structure one or more Awards under the Plan so that the participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. In addition, to the extent we maintain one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of Class A Common Stock, the plan administrator may authorize the share reserve under the Plan to serve as the source of any shares of Class A Common Stock that become payable under those deferred compensation arrangements. In such event, the share reserve under the 2009 Incentive Plan shall be reduced on a share-for-one share basis for each share of Class A Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.

Summary of Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to us and the participants who receive awards under the 2009 Incentive Plan.

Option Grants. Options granted under the discretionary grant program may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we will be required to collect the withholding taxes applicable to such income from the optionee.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee’s termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of Class A Common Stock on the exercise date over the base price in effect for the exercised right, and we will be required to collect the withholding taxes applicable to such income from the holder.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Direct Stock Issuances. The tax principles applicable to direct stock issuances under the 2009 Incentive Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Restricted Stock Units. No taxable income is recognized upon receipt of a restricted stock unit. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and we will be required to collect the withholding taxes applicable to such income from the holder.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Cash Awards. The payment of a cash award will result in the recipient’s recognition of ordinary income equal to the dollar amount received. The recipient will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the cash award is paid. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Performance Units. No taxable income is recognized upon receipt of performance units. The holder will recognize ordinary income in the year in which the performance units are settled. The amount of that income will be equal to the fair market value of the shares of Class A Common Stock or cash received in settlement of the performance units, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the performance units at the time those units are settled. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights. No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation. We anticipate that any compensation deemed paid by us in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options or stock appreciation rights will qualify as performance-based compensation for purposes of Internal

Revenue Code Section 162(m) and will not have to be taken into account for purposes of the 1,000,000 dollar limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the 2009 Incentive Plan will remain deductible by us without limitation under Section 162(m). However, any compensation deemed paid by us in connection with shares issued under the stock issuance program or shares or cash issued under the incentive bonus program will be subject to the 1,000,000 dollar limitation, unless the issuance of the shares or cash is tied to one or more of the performance milestones described above.

Accounting Treatment

The accounting principles applicable to awards made under the 2009 Incentive Plan may be summarized in general terms as follows:

Pursuant to the accounting standards established by SFAS 123R, we will be required to expense all share-based payments, including grants of stock options, stock appreciation rights, restricted stock, restricted stock units and all other stock-based awards under the 2009 Incentive Plan. Accordingly, stock options and stock appreciation rights which are granted to our employees and non-employee Board members and payable in shares of our Class A Common Stock will have to be valued at fair value as of the grant date under an appropriate valuation methodology, and that value will then have to be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. For shares issuable upon the vesting of restricted stock units awarded under the 2009 Incentive Plan, we will be required to amortize over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are not vested at the time of their direct issuance, then the fair market value of those shares at that time will be charged to our reported earnings ratably over the vesting period. Such accounting treatment for restricted stock units and direct stock issuances will be applicable whether vesting is tied to service periods or performance goals. For stock performance units, we will be required to estimate the most probable outcome of the performance conditions in order to determine the amount of compensation cost to be awarded over the vesting period. The issuance of a fully-vested stock bonus will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date.

For performance units awarded under the 2009 Incentive Plan and payable in stock, we will be required to amortize, over the applicable performance period and any subsequent service vesting period, a compensation cost equal to the fair market value of the underlying shares on the date of the award. For performance units awarded under the 2009 Incentive Plan and payable in cash, we will amortize the potential cash expense over the applicable performance period and any subsequent service vesting period. Dividends or dividend equivalents paid on the portion of an award that vests will be charged against our retained earnings. If the award holder is not required to return the dividends or dividend equivalents if they forfeit their awards, dividends or dividend equivalents paid on instruments that do not vest will be recognized by us as additional compensation cost.

Required Vote and Board Recommendation

The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the Annual Meeting is required for approval of the 2009 Incentive Plan. Should such approval not be obtained, then the 2009 Incentive Plan will not be implemented. However, the Predecessor Plans will continue in full force and effect until each plan’s expiration date and option grants and other awards may continue to be made under those plans until the applicable expiration date.

Recommendation of the Board of Directors

The Board believes that Proposal 2 is in the Company’s best interests and in the best interests of our stockholders and recommends a vote FOR the implementation of the 2009 Incentive Plan. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the adoption of the 2009 Incentive Plan.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board of Directors has, subject to stockholder approval, retained PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009. PricewaterhouseCoopers LLP also served as our independent registered public accounting firm for 2008. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services.

The Board of Directors unanimously recommends a vote FOR this Proposal. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

EXECUTIVE OFFICERS

The following table identifies our current executive officers:

Name	Age	Capacities in Which Served	In Current Position Since
Lakshmi Narayanan(1)	56	Vice Chairman and Director	2007

Francisco D’Souza(2)	40	Chief Executive Officer, President and Director	2007

Gordon J. Coburn(3)	45	Chief Financial and Operating Officer and Treasurer	2007

Ramakrishnan Chandrasekaran(4)	51	President and Managing Director, Global Delivery	2006

Rajeev Mehta(5)	42	Chief Operating Officer, Global Client Services	2006

Steven Schwartz(6)	41	Senior Vice President, General Counsel and Secretary	2007

(1)	Lakshmi Narayanan was appointed Vice Chairman of the Board of Directors, effective January 1, 2007. Mr. Narayanan served as our Chief Executive Officer from December 2003 through December 2006 and as our President from March 1998 through December 2006. Mr. Narayanan joined our Indian subsidiary as Chief Technology Officer in 1994 and was elected President of such subsidiary on January 1, 1996. Prior to joining us, from 1975 to 1994, Mr. Narayanan was the regional head of Tata Consultancy Services, a large consulting and software services company located in India. Mr. Narayanan serves on the board of directors and as the Chairman of the Governance Committee of TVS Capital Funds Limited. Mr. Narayanan holds a Bachelor of Science degree, a Master of Science degree and a Management degree from the Indian Institute of Science.
(2)	Francisco D’Souza was appointed President and Chief Executive Officer and became a member of the Board of Directors, effective January 1, 2007. Mr. D’Souza served as our Chief Operating Officer from December 2003 through December 2006. Prior to that, from November 1999 to December 2003, he served as our Senior Vice President, North American Operations and Business Development. From March 1998 to November 1999, he served as our Vice President, North American Operations and Business Development and as our Director-North American Operations and Business Development from June 1997 to March 1998. From January 1996 to June 1997, Mr. D’Souza was engaged as our consultant. From February 1995 to December 1995, Mr. D’Souza was employed as Product Manager at Pilot Software. Between 1992 and 1995, Mr. D’Souza held various marketing, business development and technology management positions as a Management Associate at The Dun & Bradstreet Corporation. While working at The Dun & Bradstreet Corporation, Mr. D’Souza was part of the team that established the software development and maintenance business conducted by us. Mr. D’Souza serves on the Board of Trustees of Carnegie-Mellon University and the Board of Trustees of The New York Hall of Science. Mr. D’Souza holds a Bachelor of Business Administration degree from the University of East Asia and a Master of Business Administration degree from Carnegie-Mellon University.
(3)

Gordon Coburn was appointed Chief Operating Officer, effective January 1, 2007. Mr. Coburn continues to serve as our Chief Financial Officer and Treasurer, positions he has held since his election in March 1998. Mr. Coburn served as our Executive Vice President from December 2003 through December 2006. From November 1999 to December 2003, he served as our Senior Vice President. He previously was our Vice President from 1996 to November 1999. Mr. Coburn served as Senior Director—Group Finance & Operations for Cognizant Corporation from November 1996 to December 1997. From 1990 to October 1996, Mr. Coburn held key financial positions with The Dun & Bradstreet Corporation. Mr. Coburn serves on the board of directors of ICT Group, Inc. and Corporate Executive Board Company. Mr. Coburn holds a

Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from the Amos Tuck School at Dartmouth College.
(4)	Ramakrishnan Chandrasekaran was appointed President and Managing Director, Global Delivery in August 2006. Mr. Chandrasekaran served as our Executive Vice President and Managing Director from January 2004 through July 2006. Prior to that, from November 1999 to January 2004, he served as our Senior Vice President responsible for the ISV relationships, key alliances, capacity growth, process initiatives, business development and offshore delivery. Mr. Chandrasekaran joined us as Assistant Vice President in December 1994, before getting promoted to Vice President in January 1997. Mr. Chandrasekaran has more than 20 years of experience working in the IT services industry. Prior to joining us, Mr. Chandrasekaran worked with Tata Consultancy Services. Mr. Chandrasekaran holds a Mechanical Engineering degree and Master of Business Administration degree from the Indian Institute of Management.
(5)	Rajeev Mehta was appointed Chief Operating Officer, Global Client Services in August 2006 and is responsible for our sales, business development and client relationship management organizations. Mr. Mehta, who joined Cognizant in 1997, most recently served as Senior Vice President and General Manager of our Financial Services Business Unit, a position he held from June 2005 to August 2006. From November 2001 to June 2006, he served as our Vice President and General Manager of our Financial Services Business Unit. From January 1998 to November 2001, Mr. Mehta served as our Director of the U.S. Central Region. Mr. Mehta served as our Senior Manager of Business Development from January 1997 to January 1998. Prior to joining Cognizant in 1997, Mr. Mehta was involved in implementing GE Information Services offshore outsourcing program and also held consulting positions at Deloitte & Touche and Andersen Consulting. Mr. Mehta holds a Bachelor of Science degree from the University of Maryland and a Master of Business Administration degree from Carnegie-Mellon University.
(6)	Steven Schwartz was named Senior Vice President, General Counsel and Secretary in July 2007, having global responsibility for managing Cognizant’s legal function. Mr. Schwartz, who joined Cognizant in 2001, most recently served as Vice President and General Counsel, a position he held from March 2003 to July 2007. From April 2002 to March 2003, he served as our Vice President and Chief Corporate Counsel. From October 2001 to December 2002, he served as our Chief Corporate Counsel. Mr. Schwartz also serves as our Chief Legal Officer. Mr. Schwartz holds a Bachelor of Business Administration degree from the University of Miami, a Juris Doctor degree from Fordham University School of Law and an L.L.M. (in Taxation) degree from the New York University School of Law.

None of our executive officers is related to any other executive officer or to any of our Directors. Our executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Class A Common Stock

As of March 31, 2009, there were approximately 223 holders of record and 36,041 beneficial holders of our Class A Common Stock. The following table sets forth certain information, as of March 31, 2009, with respect to holdings of each class of our Class A Common Stock by (i) each person known by us to beneficially own more than 5% of the total number of shares of each class of Class A Common Stock outstanding as of such date, (ii) each of our Directors (which includes all nominees), (iii) each of our Named Executives, and (iv) all Directors and executive officers as a group. This information is based upon information furnished to us by each such person and/or based upon public filings with the SEC. Unless otherwise indicated, the address for the individuals below is our address. Except as otherwise noted below or except for shares of our Class A Common Stock held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
(i) Certain Beneficial Owners:
FMR LLC(3)	23,137,947	7.9%
82 Devonshire Street, Boston, Massachusetts 02109
(ii) Directors (which includes all nominees) and Named Executives:
Francisco D’Souza(4)	1,112,582	*
Gordon J. Coburn(5)	176,163	*
Lakshmi Narayanan(6)	2,130,000	*
Ramakrishnan Chandrasekaran(7)	369,300	*
Rajeev Mehta(8)	227,962	*
John N. Fox, Jr.(9)	12,500	*
Robert W. Howe(10)	73,000	*
John E. Klein(11)	558,700	*
Robert E. Weissman(12)	551,588	*
Thomas M. Wendel(13)	160,000	*
(iii) All Directors and executive officers as a group (11 persons)(14)	5,639,834	1.9%

*	Less than one percent.
(1)	Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and investment power with respect to all shares of Class A Common Stock shown as beneficially owned by such stockholder.
(2)	Applicable percentage of ownership is based on an aggregate of 291,996,831 shares of Class A Common Stock outstanding on March 31, 2009. Such percentage also takes into account the Class A Common Stock to which such individual or entity has the right to acquire beneficial ownership within sixty (60) days after March 31, 2009, including, but not limited to, through the exercise of options which are currently exercisable or which will become exercisable within such sixty (60)-day period; however, such Class A Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Exchange Act.
(3)

As disclosed on a Schedule 13G/A filed with the SEC on April 9, 2009, assuming no changes in beneficial ownership since such filing. According to such Schedule 13G/A, FMR LLC, may be deemed to beneficially own 23,137,947 shares of Class A Common Stock as a result of acting as investment advisor to various investment companies. FMR LLC reports that it has sole power to vote or direct the vote of 745,812 shares and sole power to dispose or direct the disposition of 23,137,947 shares. As disclosed on such Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary or FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 22,427,605 shares or 7.687% of our Class A Common Stock as a result of acting as investment advisor to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 22,427,605 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 954 shares, or 0.000%, of our Class A Common Stock outstanding, beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, serves as an investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning shares of our Class A Common Stock. PGALLC is the beneficial owner of 258,970 shares or 0.089% of our Class A Common Stock outstanding. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 258,970 shares and sole power to vote or to direct the voting of 258,970 shares of Class A Common Stock owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, serves as investment manager of institutional accounts owning shares of our Class A Common Stock. PGATC is the beneficial owner of 257,528 shares or 0.088% of our Class A Common Stock outstanding. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 257,528 shares and sole power to vote or to direct the voting of 257,528 shares of Class A Common Stock owned by the institutional accounts managed by PGATC. FIL Limited (“FIL”), and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under Section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 192,890 shares or 0.066% of our Class A Common Stock outstanding. A partnership controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, owns shares of FIL voting stock with the right to cast approximately 47% of the total votes that may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

(4)	Includes 217,582 shares of Class A Common Stock owned of record and 895,000 shares of Class A Common Stock subject to options which were exercisable as of March 31, 2009 or 60 days after such date. Excludes 553,353 shares of Class A Common Stock underlying options, performance stock units and restricted stock units, which become exercisable or vest over time after such period.
(5)	Includes 23,163 shares of Class A Common Stock owned of record and 153,000 shares of Class A Common Stock subject to options which were exercisable as of March 31, 2009 or 60 days after such date. Excludes 377,379 shares of Class A Common Stock underlying options, performance stock units and restricted stock units, which become exercisable or vest over time after such period.

(6)	Represents 2,130,000 shares of Class A Common Stock underlying options which were exercisable as of March 31, 2009 or 60 days after such date. Excludes 160,000 shares of Class A Common Stock underlying options which become exercisable over time after such period.
(7)	Includes 3,300 shares of Class A Common Stock owned of record and 366,000 shares of Class A Common Stock subject to options which were exercisable as of March 31, 2009 or 60 days after such date. Excludes 274,389 shares of Class A Common Stock underlying options, performance stock units and restricted stock units, which become exercisable or vest over time after such period.
(8)	Includes 18,462 shares of Class A Common Stock owned of record and 209,500 shares of Class A Common Stock subject to options which were exercisable as of March 31, 2009 or 60 days after such date. Excludes 277,986 shares of Class A Common Stock underlying options, performance stock units and restricted stock units, which become exercisable or vest over time after such period.
(9)	Represents 12,500 shares of Class A Common Stock underlying options which were exercisable as of March 31, 2009 or 60 days after such date. Excludes 22,500 shares of Class A Common Stock underlying options which become exercisable over time after such period.
(10)	Includes 23,000 shares of Class A Common Stock owned of record and 50,000 shares of Class A Common Stock subject to options which were exercisable as of March 31, 2009 or 60 days after such date. Excludes 20,000 shares of Class A Common Stock underlying options which become exercisable over time after such period.
(11)	Includes 428,700 shares of Class A Common Stock owned of record and 130,000 shares of Class A Common Stock subject to options which were exercisable as of March 31, 2009 or 60 days after such date. Excludes 20,000 shares of Class A Common Stock underlying options which become exercisable over time after such period.
(12)	Includes 441,588 shares of Class A Common Stock owned of record and 110,000 shares of Class A Common Stock subject to options which were exercisable as of March 31, 2009 or 60 days after such date. Excludes 20,000 shares of Class A Common Stock underlying options which become exercisable over time after such period.
(13)	Represents 160,000 shares of Class A Common Stock subject to options which were exercisable as of March 31, 2009 or 60 days after such date. Excludes 20,000 shares of Class A Common Stock underlying options which become exercisable over time after such period.
(14)	Includes an aggregate of 1,157,834 shares of Class A Common Stock owned of record and 4,482,000 shares of Class A Common Stock underlying options granted to our Directors and executive officers which are exercisable as of March 31, 2009 or within 60 days after such date. Excludes 1,857,969 shares of Class A Common Stock underlying options, performance stock units and restricted stock units, which become exercisable or vest over time after such period.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Related Persons

During 2008 there were no transactions or series of transactions between the Company and its directors, executive officers or 5% stockholders other than such matters disclosed herein under the captions “Executive Compensation” and “Election of Directors—Compensation of Directors.”

Review of Related Person Transactions

The Audit Committee of the Company is responsible for reviewing and approving all transactions between us and any related person. Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. This obligation is set forth in our Audit Committee Charter. In evaluating related person transactions, the members of the Audit Committee apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board of the Directors and as individual directors. The Audit Committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year, we require each of our directors, director nominees and executive officers to complete a disclosure questionnaire identifying any transactions with us in which the officer or director or their family members have an interest.

In addition, our Code of Ethics describes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest to, in the case of employees, notify our Chief Compliance Officer or General Counsel, or in the case of executive officers and directors, notify our General Counsel or Board of Directors. A copy of our Code of Ethics is posted in the “About Us” section of our website under the “Management & Governance” tab located at www.cognizant.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, executive officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In spite of the economic slowdown in 2008, the Company experienced industry leading performance for 2008. Specifically, each of our business segments had or generated year-over-year revenue growth equal to or greater than 28.2%, we achieved greater penetration of the European market where revenue growth increased by 57.8% over 2007, we expanded our service offering enabling us to provide better support to our customers and meet demand for complex, large-scale outsourcing solutions, we increased penetration at existing customers, including strategic customers and we benefited from the continued expansion of the market for global delivery of IT services and business process outsourcing. The Compensation Committee took into account the Company’s strong performance relative to the industry during 2008 by making certain restricted stock unit grants as described in more detail below. The Company viewed these grants as necessary to properly align the pay to our executives with the Company’s strong performance and avoid a significant reduction in earnings potential from prior performance-based equity grants as a result of the prolonged downturn in the global economy. The Compensation Committee based its determinations regarding increases in base salaries for 2008 and target bonus amounts for 2008 on the Company’s strong performance for 2007.

Overview of Compensation Program and Philosophy

The following Compensation Discussion and Analysis describes the material elements of compensation for our Named Executives who are identified in the 2008 Summary Compensation Table below. The Named Executives are the individuals who serve as our President and Chief Executive Officer; Vice Chairman; Chief Financial and Operating Officer; Chief Operating Officer, Global Client Services; and President and Managing Director, Global Delivery.

The Compensation Committee of our Board of Directors oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our Named Executives. The Compensation Committee operates under a written charter adopted by our Board of Directors and is comprised entirely of independent, non-employee directors as determined in accordance with various NASDAQ Stock Market, SEC and Internal Revenue Code rules. The Compensation Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter.

The Compensation Committee has designed the executive compensation program for our Named Executives to meet the following objectives:

•	Ensure executive compensation is aligned with our corporate strategies and business objectives.

•

Condition a substantial portion of an executive officer’s compensation on both short-term and long-term performance that enhances stockholder value by linking rewards to measurable corporate and individual performance.

•	Reinforce the importance of meeting and exceeding identifiable and measurable goals through superior awards for superior performance.

•	Provide total direct compensation that is competitive in markets in which we compete for management talent in order to attract, retain and motivate the best possible executive talent.

•	Provide an incentive for long-term continued employment with our company.

•	Reinforce our desired culture and unique corporate environment by fostering a sense of ownership, urgency and overall entrepreneurial spirit.

Determination of Competitive Compensation and Engagement of Compensation Consultant

To achieve its objectives for our executive compensation program, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Committee believes are competitive with those of other growth technology companies that compete with us for executive talent and has periodically engaged an independent consultant to provide additional assurance that the Company’s executive compensation programs are reasonable and consistent with its objectives. The consultant reports directly to the Compensation Committee, periodically participates in committee meetings and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Although the Compensation Committee reviews the compensation practices of our peer companies as described below, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix of compensation elements. Instead, as described below, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each Named Executive as well as the Company’s overall financial performance. This flexibility is particularly important in designing compensation arrangements to attract and retain executives in a highly-competitive, rapidly changing market.

The Compensation Committee engaged Watson Wyatt in late 2007 to review all elements of executive compensation, benchmark such compensation in relation to other comparable companies with which we compete for executive talent and provide recommendations to ensure that our executive compensation program continues to enable us to attract and retain qualified executives through competitive compensation packages which will result in the attainment of our short-term and long-term strategic objectives. Watson Wyatt benchmarked our executive compensation against a group of similarly sized technology-related firms based on revenue and similarly sized technology-related firms based on headcount, including: Alliance Data Systems Corp., Autodesk Inc., Bearingpoint Inc., CACI International Inc., Ciber Inc., Fiserv Inc., Keane Inc., Micro Systems Inc., MPS Group Inc., Network Appliance Inc., Perot Systems Inc., SRA International Inc., Affiliated Computer Systems Inc., Automatic Data Processing Inc., DST Systems Inc., Hewitt Associates Inc., Sykes Enterprises Inc., and Unisys Inc.

In addition, in late 2008, the Compensation Committee again engaged Watson Wyatt to review all elements of executive compensation based on updated benchmark data. The Compensation Committee asked Watson Wyatt to update the benchmark data to take into account the compensation data in 2008 proxy filings for purposes of making equity grants and for setting 2009 compensation. The December 2008 stock option and restricted stock units grants to Messrs. D’Souza, Coburn, Chandrasekaran and Mehta described below under “Long-Term Incentives—Stock-Based Awards” were based in part on the recommendations of this Watson Wyatt study. In reviewing the recommendations of the Watson Wyatt study, the Compensation Committee determined it appropriate to establish a target compensation value that should be delivered to each Named Executive through long-term equity awards based on the factors discussed below in the section entitled “Long-Term Incentives—Stock-Based Awards.”

Components of Compensation

Our executive compensation program utilizes three primary components to achieve the foregoing objectives. These three components comprise an executive’s total direct compensation: base salary, non-equity incentive awards for annual financial performance, and periodic stock-based awards. Prior to 2007, equity compensation was granted primarily in the form of stock options which derived their value from appreciation of the market price of our Class A Common Stock. As discussed in more detail below, grants of performance-based stock units were introduced in 2007 and grants of restricted stock units were introduced in 2008.

Base Salary

The Compensation Committee reviews the base salaries of our Named Executives on an annual basis. The primary objective of the base salary component of an executive’s total direct compensation is to provide financial stability and certainty through market competitive salary levels, recognizing experience, knowledge, skills, relative value and sustained contribution to our company. We make periodic adjustments to base salary based on individual performance and contributions, market trends, competitive position and our financial situation. For

2008, the Compensation Committee continued to advance its objective of moving away from large equity awards which were more typical during the initial phases of our company’s growth and bringing base salary closer to market comparables for base salary levels in effect for officers at companies with which we compete for executive management. Consideration was also given to relative responsibility, seniority, experience and performance of each individual Named Executive. No specific weight was assigned to any of the above criteria relative to the Named Executives’ compensation. In addition, the 2008 base salary increases to Messrs. D’Souza, Coburn, Chandrasekaran and Mehta were based in part on the Compensation Committee’s review of the benchmarks contained in the Watson Wyatt study at a high level to ensure that the Company’s total compensation is within a reasonably competitive range. The Compensation Committee, however, does not attempt to set compensation components to meet specific benchmarks because the Compensation Committee believes that excessive reliance on benchmarking is detrimental to stockholder interests because it can result in compensation that is unrelated to the value delivered by the Named Executives. In reviewing the benchmarks, the Compensation Committee observed that the cash compensation paid to our Named Executives was generally below market averages and decided that it was appropriate to increase base salaries to a reasonably competitive range which is still generally below market averages, but more in line with the cash compensation paid to executives performing similar functions for comparable companies with which we compete for talent. Base salaries are also set to the location of our executives, with Messrs. Narayanan and Chandrasekaran based in India and Messrs. D’Souza, Coburn and Mehta based in the United States.

Based on this analysis, the base salaries of our Named Executives were increased (decreased) effective January 1, 2008 as set forth in the table below. At his request, for 2008, Mr. Narayanan’s base salary was reduced and his annual non-equity incentive compensation remained eliminated.

Name	Previous Base Salary	Salary Increase (Decrease)	New Base Salary
Francisco D’Souza	$432,000	$86,400	$518,400
Gordon Coburn	$388,800	$77,760	$466,560
Lakshmi Narayanan	$240,000	$(140,000)	$100,000	*
Ramakrishnan Chandrasekaran	$135,000	$27,000	$162,000	*
Rajeev Mehta	$310,000	$62,000	$372,000

*	Base salary rate is inclusive of the Company’s matching contribution to the India Provident Fund. Such amount is included in the target in determining bonuses under the executive officer bonus program.

By setting base salaries at these levels, which the Compensation Committee believes are generally still at or below the 50th percentile for companies of similar size, value and complexity to our company today, the Compensation Committee continued its longstanding practice of tying the major portion of each executive officer’s total compensation package to our financial performance and stock price growth.

Annual Non-Equity Incentive

We have designed our annual non-equity incentive program to stimulate and support a high-performance environment by tying such incentive compensation to the attainment of organizational financial goals and by recognizing superior performance. The annual cash incentive bonuses are intended to compensate individuals for the achievement of these goals. The Compensation Committee determines actual cash incentive bonuses after the end of the fiscal year based upon the Company’s performance.

The Compensation Committee believes that each Named Executive’s annual cash incentive bonus should be based upon the achievement of financial goals, which are tied to metrics that are valued by our stockholders. The Company and its Compensation Committee believe that our stockholders value and measure the performance of the Named Executives based principally on the growth of revenue, operating income and cash flow, and thus incentive targets based upon revenue (excluding the impact of 2008 acquisitions), operating income (excluding the impact of stock-based compensation and related stock-based Indian fringe benefit tax expense and 2008 acquisitions) and Days Sales Outstanding (DSO) are the most appropriate. Over the past several years, one of our principal goals has been to grow revenue at an industry-leading pace, while maintaining operating margin and DSO. The annual cash incentive bonus has been set in an effort to achieve this operating performance. We set annual incentive target levels for our Named Executives based on a percentage of their salary. For 2008, the applicable percentages were as follows:

Name	Percentage of Salary Payable at Target Award Level
Lakshmi Narayanan	N/A
Francisco D’Souza	70%
Gordon Coburn	70%
Ramakrishnan Chandrasekaran	70%
Rajeev Mehta	70%

The Compensation Committee determined the revenue, operating income and DSO targets for the 2008 fiscal year that would be used for each of the Named Executives at the time, and it also set a minimum and maximum threshold for each component of the annual incentive target as shown in the table below.

	Threshold	Target	Maximum
	(dollars in thousands)
Revenue	$2,775,000	$3,000,000	$3,225,000
Operating income	$541,125	$585,000	$628,875
Days sales outstanding	81	70	60
Payout as a percent of target	50%	100%	200%

In addition, the Compensation Committee determined that the weighting of the components of the annual cash incentive bonus target would be:

•	Achievement of revenue target—50%

•	Achievement of operating income target—40%

•	Achievement of DSO target—10%

Due to the high growth objectives set for the revenue and operating income components, there was substantial uncertainty at the time the Compensation Committee established the performance goals for 2008 as to the likelihood of the Company’s attainment of the targeted levels of performance

The maximum amount a Named Executive can earn under the annual cash incentive bonus plan is 200% of the target bonus amount, and for performance below the threshold level, no bonus will be paid for a particular component. Based on the 2008 corporate performance against the metrics described above, the Compensation Committee approved the following annual bonus payments to the executive officers:

Name	2008 Bonus Award	Award as Percentage of Target Award Opportunity
Francisco D’Souza	$260,387	71.8%
Gordon Coburn	$234,348	71.8%
Lakshmi Narayanan	N/A	N/A
Ramakrishnan Chandrasekaran	$81,371	71.8%
Rajeev Mehta	$186,852	71.8%

Long-Term Incentives—Stock-Based Awards

We provide long-term incentive compensation through stock-based awards. Prior to 2008, we made such awards in the form of stock options and/or performance-based stock units that vest over multiple years. During 2008, based upon Watson Wyatt’s study, our Compensation Committee shifted its strategy on the use of stock-based compensation to include the use of restricted stock units. We believe that such restricted stock units will be a valuable addition to our long-term incentive program for several reasons, including ongoing concerns over the dilutive effect of option grants on our outstanding shares, our desire to make a portion of our Named Executives’ compensation less subject to market volatility, and to create a retention mechanism which creates the incentive to maximize shareholder value.

The Compensation Committee currently plans to use a combination of stock options, performance-based stock units, and restricted stock units in future years. We believe that stock-based grants provide our executive officers with a strong incentive to manage the Company from the perspective of an owner with an equity stake in the long-term success of the business, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention, because this feature provides an incentive to our executive officers to remain in our employ during the vesting period.

In considering the grants for the 2008 fiscal year, the Compensation Committee first established a target compensation value that it wanted to deliver to the Named Executives through long-term equity awards. In doing so, the Compensation Committee took into account various factors, including the number of stock options and performance share units that each of our executive officers had previously been awarded, the gains realized in connection with prior option grants and the number of vested and unvested options held by that individual, the expected value of outstanding performance share units, the base salary of the executive officer and the heavy weight placed on equity in the mix of total compensation, and the perceived retention value of the total compensation package in light of the competitive environment. The Compensation Committee also took into account the size of comparable awards made to individuals in similar positions within the industry, the scope, responsibility and business impact of the officer’s position, the individual’s potential for increased responsibility and promotion over the performance unit term, and the individual’s personal experience and performance in recent periods. Once the target value was established, the Compensation Committee determined the number of restricted stock units and stock options by reference to the current value of the Company’s Class A Common Stock.

In September 2008, the Compensation Committee approved a restricted stock unit grant to Messrs. D’Souza, Coburn, Chandrasekaran and Mehta. This grant was issued to recognize the Company’s industry-leading performance despite the economic slowdown in 2008 which resulted in a significant reduction in earnings potential from prior performance-based equity grants.

Based on the foregoing considerations, the Named Executives received the following restricted stock units in 2008:

Name	Date of Grant	Number of Restricted Stock Units
Francisco D’Souza	September 4, 2008 December 9, 2008	17,790 130,000
Gordon Coburn	September 4, 2008 December 9, 2008	12,334 80,000
Lakshmi Narayanan	—	—
Ramakrishnan Chandrasekaran	September 4, 2008 December 9, 2008	7,894 60,000
Rajeev Mehta	September 4, 2008 December 9, 2008	9,867 75,000

Such restricted stock units were granted pursuant to the terms and conditions of the Company’s 1999 Incentive Plan and the related Stock Unit Award Agreements.

The September 2008 restricted stock units (the “September 2008 Stock Units”) vest in three annual installments, with 33.33% of the September 2008 Stock Units vesting on the one year anniversary of the date of grant, September 4, 2008 (the “First Vesting Date”), 33.33% on the two year anniversary of the date of grant (the “Second Vesting Date”) and 33.34% of the September 2008 Stock Units vesting on the three year anniversary of the date of the grant (the “Third Vesting Date,” and each of the First Vesting Date, the Second Vesting Date and the Third Vesting Date, a “Vesting Date”), so that the September 2008 Stock Units will be fully vested on the Third Vesting Date. If applicable, the number of September 2008 Stock Units that will vest on the First Vesting Date and the Second Vesting will be rounded down to the preceding whole number, and the number of September 2008 Stock Units that will vest on the Third Vesting Date will equal the number of September 2008

Stock Units granted as indicated above minus the whole number of September 2008 Stock Units that have vested on the First Vesting Date and Second Vesting Date.

The December 2008 restricted stock units (the “December 2008 Stock Units”) vest in quarterly installments over three years, with 1/12 of the December 2008 Stock Units vesting on each quarterly vesting date so that the December 2008 Stock Units will be fully vested on the twelfth quarterly vesting date, December 9, 2011. On March 9, 2009, the first quarterly installment of 1/12 of the restricted stock unit award vested.

In addition, based on the foregoing considerations, the Named Executives received the following stock options grants in 2008:

Name	Date of Grant	Stock Options
Francisco D’Souza	December 9, 2008	240,000
Gordon Coburn	December 9, 2008	130,000
Lakshmi Narayanan	June 10, 2008	10,000
Ramakrishnan Chandrasekaran	December 9, 2008	88,000
Rajeev Mehta	December 9, 2008	110,000

Supplemental Retirement Programs

We do not have any non-qualified deferred compensation programs, pension plans or supplemental executive retirement plans for our executive officers, except for Mr. Coburn. We established a non-qualified deferred compensation program for Mr. Coburn in order to provide him with the equivalent economic value of the retirement plan in which he participated while we were majority-owned by IMS Health. Accordingly, Mr. Coburn is entitled to an annual company contribution equal to 6% of his base salary and earned annual performance bonus.

Broad-Based Programs

Our U.S.-based executive officers are eligible to participate in our broad-based medical, dental and vision insurance, life and accidental death insurance, and 401(k) savings plan, supplemental retirement plan and our employee stock purchase plan on the same basis as all other regular employees. Under the 401(k) savings plan, we match employee contributions at the rate of 50% for each dollar contributed during each pay period, up to the first 6% of the amount contributed during each pay period. The matching contributions immediately vest. The 401(k) savings plan and other generally available benefit programs allow us to remain competitive for employee talent.

In addition, effective January 1, 2009 our U.S. based employees who are subject to contribution restrictions under our 401(k) savings plan due to limits that apply to highly-compensated employees are eligible to participate in The Cognizant Technology Solutions Supplemental Retirement Plan (the “CSRP”). The CSRP is a non-qualified savings plan in which contributions are made on a post-tax basis to an individually owned, portable and flexible retirement plan held with a life insurance company. The CSRP works alongside established qualified retirement plans such as our 401(k) savings plan or can be the basis for a long term stand-alone retirement savings plan. We provide a fully vested incentive match following the same formula as our 401(k) savings plan. Because the CSRP is not subject the same IRS non-discrimination rules as our 401(k) savings plan, employees that face limitation on their 401(k) contributions due to these rules can avail themselves of the CSRP without foregoing the Cognizant match. There is no limit to the amount an employee may contribute to the CSRP and it can be used in concert with other retirement strategies that may be available outside of Cognizant, including contributions to Traditional and Roth IRAs.

Our India-based executive officers are eligible to participate in our broad-based medical, dental and vision insurance, life and accidental death insurance, and in the India Provident Fund and India Gratuity Plan, which are statutory benefit programs, on the same basis as all other regular employees. Under the India Provident Fund, we make a matching contribution equal to 12% of the employee’s “basic” salary, which is a component of the employee’s total salary. This contribution immediately vests. The India Gratuity Plan provides for a lump-sum payment, based on number of years of service, to an employee upon termination of employment from the Company.

We believe that the availability of the aforementioned broad-based benefit programs generally enhances employee morale and loyalty.

Perquisites

We seek to maintain an egalitarian culture in our facilities and operations. The Company’s philosophy is to provide a minimum of personal benefits perquisites to its executives and generally only when such benefits have a business purpose.

We incur expenses to ensure that our employees, including our executive officers, are accessible to us and our customers at all times and to promote our commitment to provide our employees and executives with the necessary resources and items of technology to allow them to operate “around the clock” in a “virtual office” environment. However, we do not view these expenses as executive perquisites because they are essential to the efficient performance of their duties and are comparable to the benefits provided to a broad-based group of our employees. In addition, if an immediate family member accompanies an executive to attend a business function at which such family member is generally expected to attend, the Company reimburses the executive for the related travel expenses. Each of the Named Executives receives a perquisite in the form of an annual physical exam.

Equity Grant Practices

The Compensation Committee or the Board of Directors approves the stock option grants at its regularly scheduled meetings or by written consent. Stock option grants approved during a regularly scheduled meeting become effective on the date of the meeting or as of a future date, as specified by the Compensation Committee or the Board of Directors in its approval. Stock option grants approved by unanimous written consent become effective as of the date the Company is in receipt of all signed consents or as of a future date, as specified by the Compensation Committee or the Board of Directors in the written consent. In addition, our Board of Directors has authorized an executive committee of company management, comprised of Messrs. Narayanan, D’Souza and Coburn to issue options to newly hired and existing employees in accordance with the Company’s policy governing the grant of stock options which is detailed below.

The Compensation Committee or the Board of Directors approves performance-based stock unit grants and restricted stock unit grants at its regularly scheduled meetings or by written consent. Performance-based stock unit grants and restricted stock unit grants approved during a regularly scheduled meeting either become effective on the date of the meeting or as of a future date, as specified by the Compensation Committee or the Board of Directors in its approval. Grants approved by unanimous written consent become effective as of the date the Company is in receipt of all signed consents or as of a future date, as specified by the Compensation Committee or the Board of Directors in the written consent. The grant of restricted stock units to executives in September 2008 and December 2008 were made in accordance with the timing requirements of the Company’s written policy governing the grant of stock options described below, meaning the grants were made outside of the Company’s earning black-out periods. The Compensation Committee and the Board of Directors intends to continue to comply with such timing policy with respect to all future grants of restricted stock units and performance-based stock units to employees of the Company. Accordingly, it is the intention of the Board of Directors not to approve grants of restricted stock units or performance-based stock units to employees of the Company on a date that falls within one of the Company’s earnings black-out periods (period beginning fifteen days prior to the end of each fiscal quarter (i.e., March 31, June 30, September 30 and December 31) and ending with and including the second business day following the quarterly announcement of the earnings of the Company for such quarter).

The Compensation Committee and the Board of Directors do not engage in any market timing of the equity awards made to the executive officers or other award recipients. There is no established practice of timing our awards in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. It is our intent that all stock option grants, whether made by the Compensation Committee or a committee of our executive officers to whom the Board delegates authority to make option grants in accordance with the policy (the “Executive Committee”), have an exercise price per share equal to the fair market value of our Class A Common Stock based on the closing market price per share on the grant date.

The Company has a written policy governing the grant of stock options. The policy applies equally to grants of stock options to executives and other employees. The policy provides, among other things, that:

•

Stock option grants may be made by the Executive Committee, the Board of Directors or the Compensation Committee, provided the Executive Committee shall not grant options to any of its members or to any employee subject to Section 16 reporting as defined by the SEC that are not members of the Executive Committee;

•

The exercise price of each stock option shall not be less than 100 percent of the fair market value of our Class A Common Stock on the date of grant based on the closing market price per share on such date;

•

Stock options granted by the Executive Committee must be within the guidelines set forth in the policy and may only be granted on the fourteenth (14th) day of a calendar month or, if the fourteenth (14th) day is a day that the Class A Common Stock is not publicly traded, then on the last preceding trading date. The grants are reported to the Board at its next regularly scheduled meeting;

•

Except for grants to non-employee members of the Board (which shall only be issued with a grant date coincident with the date of the Company’s Annual Meeting of Stockholders or, with respect to the initial grant made to a non-employee Board member who is first elected or appointed to the Board other than at the Annual Meeting, the date of his or her initial election or appointment to the Board), no stock options shall be granted on a date that falls within one of the Company’s earnings black-out periods (period beginning fifteen days prior to the end of each fiscal quarter (i.e., March 31, June 30, September 30 and December 31) and ending with and including the second business day following the quarterly announcement of the earnings of the Company for such quarter);

•

No stock options shall be granted by the Executive Committee to one individual that collectively exceed 10,000 shares (subject to certain adjustments provided for under the policy) during any rolling twelve month period without approval by the Board or the Compensation Committee;

•

No stock option grant by the Executive Committee shall have a term in excess of ten years; a vesting schedule other than twenty-five (25) percent per year over a four-year period measured from the grant date; or contain terms other than those specified in the applicable plan document; and

•

All option grants to employees subject to Section 16 reporting as defined by the SEC shall be made by the Compensation Committee comprised solely of two or more “outside directors” as determined under Internal Revenue Code Section 162(m) and the applicable Treasury Regulations (or by the Board so long as (i) any member of the Board that does not so qualify as such an outside director recuses himself or herself, and (ii) any such grant is made by two or more members of the Board who do qualify as such outside directors).

Ongoing and Post-Employment Compensation

The Company recognizes that a change of control can create uncertainty for its employees that may result in loss or distraction of executives during a critical period. As a result, we have entered into a Severance and Noncompetition Agreement (collectively, the “Severance and Noncompetition Agreements”) with each of the Named Executives under which certain payments and benefits would be provided should the executive officer’s employment terminate under certain circumstances, including in connection with a change in control. Under these agreements, other than in the case of a termination for cause, the Named Executive will receive his then-current base salary for the one-year period commencing on the effective date of such termination and his full bonus for the year in which the termination occurs (assuming achievement of 100% of applicable performance targets), payable, in each case, in the same amounts and at the same time intervals as the base salary and bonus would otherwise have been paid prior to such termination. In addition, such agreements provide that all options held by the Named Executive will vest in full immediately upon a change of control. Pursuant to such agreements, each Named Executive has agreed not to engage in any competitive business in any capacity for one year following termination of employment and not to solicit any of our employees to leave our employ within the one-year period following termination of employment. Our executive officers are also bound by confidentiality covenants that protect our confidential information and business. We believe that the Severance and Noncompetition Agreements continue to achieve two important goals crucial to our long-term financial success, namely, the long-term retention of our senior executives and their commitment to the attainment of our strategic objectives. These agreements will allow our participating executive officers to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. We believe that these severance packages are also fair and reasonable in light of the years of service our executive officers have rendered us (average tenure of over 10 years), the level of dedication and commitment they have rendered us over that period, the contribution they have made to our growth and financial success and the value we expect to receive from retaining their services, including during challenging transition periods following a change in control.

None of the Named Executives are entitled to any tax gross-up payments with respect to the tax liability they incur with respect to such severance benefits, including the absence of any tax gross-up with respect to any payment deemed to be parachute payment under Internal Revenue Code Section 280G.

The material terms of the Named Executive’s compensation are described below in the section of the proxy statement entitled “Potential Payments upon Termination or Change in Control” on page 55.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1.0 million paid to certain of the corporation’s executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the 2008 fiscal year did not exceed the $1.0 million limit per officer. However, the Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or future equity awards other than in the form of stock options, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. In establishing such cash and equity incentive compensation programs for the Company’s executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor.

Role of Executive Officers in Determining Executive Compensation

Our President and Chief Executive Officer, aided by Chief Financial and Operating Officer, provided statistical data and made recommendations to the Compensation Committee to assist it in determining 2008 compensation levels. In addition, our President and Chief Executive Officer provided the Compensation Committee with a review of the performance of the other executive officers and made recommendations to the Compensation Committee with respect to the compensation packages for those officers for the 2008 fiscal year. While the Compensation Committee utilized this information and valued management’s observations with regard to compensation, the ultimate decisions regarding executive compensation were made by the Compensation Committee.

* * * * *

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, the Exchange Act, except to the extent that Cognizant Technology Solutions Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

The Compensation Committee is responsible for evaluating and approving the compensation for the executive officers. Management has primary responsibility for our Company’s financial statements and reporting process, including the disclosure of executive compensation. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the objectives and actions of the Compensation Committee. The Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

By the Compensation Committee of the Board of

Directors of Cognizant Technology Solutions Corporation.

John N. Fox, Jr.

John E. Klein

Robert E. Weissman

EXECUTIVE COMPENSATION TABLES

2008 Summary Compensation Table

The following 2008 Summary Compensation Table provides certain summary information concerning the compensation earned for services rendered in all capacities to us and our subsidiaries for the year ended December 31, 2008 by our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers whose total compensation for the 2008 year was in excess of $100,000 and who were serving as executive officers at the end of the 2008 fiscal year (collectively, the “Named Executives”). No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2008 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation(2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)
Francisco D’Souza	2008	$518,400	$—	$628,612	$946,117	$260,387	$—		$6,900	(5)	$2,360,416
President and Chief Executive Officer	2007	$432,000	$—	$66,175	$925,307	$346,651	$—		$7,750	(5)	$1,777,883
	2006	$360,000	$—	$—	$834,862	$491,520	$—		$7,500	(5)	$1,693,882

Gordon J. Coburn	2008	$466,560	$—	$441,336	$918,801	$234,348	$(102,531	)(3)	$48,954	(6)	$2,007,468
Chief Financial and Operating Officer and Treasurer	2007	$388,800	$—	$47,267	$918,034	$311,986	$6,204	(3)	$49,797	(6)	$1,722,088
	2006	$324,000	$—	$—	$747,585	$442,368	$19,544	(3)	$53,482	(6)	$1,586,979

Lakshmi Narayanan	2008	$95,554	$—	$—	$1,100,250	$—	$(6,691	)(4)	$4,446	(7)	$1,193,559
Vice Chairman	2007	$234,515	$—	$—	$1,105,035	$—	$8,887	(4)	$5,485	(7)	$1,353,922
	2006	$235,103	$—	$—	$937,831	$327,680	$2,903	(4)	$4,897	(7)	$1,508,414

Ramakrishnan Chandrasekaran	2008	$158,443	$—	$189,356	$726,851	$81,371	$(5,078	)(4)	$3,557	(7)	$1,154,500
President and Managing Director, Global Delivery	2007	$130,612	$—	$19,964	$798,249	$108,328	$7,018	(4)	$4,388	(7)	$1,068,559
	2006	$104,083	$20,970	$—	$391,127	$147,456	$3,621	(4)	$3,917	(7)	$671,174

Rajeev Mehta	2008	$372,000	$—	$358,635	$606,254	$186,852	$—		$6,900	(5)	$1,530,641
Chief Operating Officer, Global Client Services	2007	$310,000	$—	$37,814	$769,401	$248,754	$—		$4,041	(5)	$1,370,010
	2006	$230,000	$43,708	$—	$380,106	$302,324	$—		$3,000	(5)	$959,138

(1)	Represents the compensation cost recognized for financial statement reporting purposes, in accordance with SFAS 123R, with respect to the stock-based awards granted in 2008 and in earlier years. The reported dollar amounts do not take into account any estimated forfeitures related to service-based vesting conditions. The performance target related to the performance-based stock units was not met for the fiscal year ended December 31, 2008. Accordingly, the performance-based stock units scheduled to vest in 2008 were cancelled. None of the Named Executives forfeited any option awards during the 2008, 2007 or 2006 fiscal years. For information regarding assumptions underlying the SFAS 123R valuation of equity awards, see Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(2)	Amounts shown in this column represent bonuses earned for each respective fiscal year and paid in the first quarter of the following year under our officer annual non-equity incentive bonus program.
(3)	Amount represents investment earnings or losses on Mr. Coburn’s nonqualified deferred compensation account. The earnings or losses correspond to the actual market earnings on a select group of investment funds utilized to track the notional investment return on the account balance for the respective fiscal year. The Company has not made any determination as to which portion of such earnings may be considered above market for purposes of column (h) of this table and has elected to report the entire amount of such earnings or losses.
(4)	Amount represents the change in the value during the respective year of the post-employment benefit payable under the India Gratuity Plan to Messrs. Narayanan and Chandrasekaran. The decrease in 2008 is attributed to the depreciation of the Indian rupee versus the U.S. dollar as of December 31, 2008 as compared to December 31, 2007. The exchange rate used was 48.58, 39.38 and 44.11 Indian rupees to the U.S. dollar as of December 31, 2008, 2007 and 2006, respectively.
(5)	Represents a 401(k) savings plan matching contribution.

(6)	For 2008, includes a 401(k) savings plan matching contribution in the amount of $6,900 and a contribution in the amount of $42,054, which the Company is required to make to a non-qualified deferred compensation account. For 2007, includes a 401(k) savings plan matching contribution in the amount of $7,750 and a contribution in the amount of $42,047, which the Company is required to make to a non-qualified deferred compensation account. For 2006, includes a 401(k) savings plan matching contribution in the amount of $7,500 and a contribution in the amount of $45,982, which the Company is required to make to a non-qualified deferred compensation account.
(7)	Represents an India Provident Fund matching contribution.

2008 Grants of Plan-Based Awards Table

The following table provides certain summary information concerning each grant of an award made to a Named Executive in the 2008 fiscal year under a compensation plan.

		Potential Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/SH) (k)		Grant Date Fair Value of Equity Awards(3) ($) (l)
Name (a)	Grant Date (b)	Thres- hold ($) (c)	Target ($) (d)	Maximum ($) (e)	Thres- hold (#) (f)	Target (#) (g)	Maximum (#) (h)
Francisco D’Souza	02/14/2008 09/04/2008 12/09/2008 12/09/2008	$181,440 — — —	$362,880 — — —	$725,760 — — —	— — — —	— — — —	— — — —	— 17,790 — 130,000	— — 240,000 —	$	— — 18.21 —	$ $ $	— 499,543 2,860,800 2,367,300
Gordon J. Coburn	02/14/2008 09/04/2008 12/09/2008 12/09/2008	$163,296 — — —	$326,592 — — —	$653,184 — — —	— — — —	— — — —	— — — —	— 12,334 — 80,000	— — 130,000 —	$	— — 18.21 —	$ $ $	— 346,339 1,549,600 1,456,800
Lakshmi Narayanan	06/10/2008	—	—	—	—	—	—	—	10,000		$34.51		$124,900
Ramakrishnan Chandrasekaran	02/14/2008 09/04/2008 12/09/2008 12/09/2008	$56,700 — — —	$113,400 — — —	$226,800 — — —	— — — —	— — — —	— — — —	— 7,894 — 60,000	— — 88,000 —	$	— — 18.21 —	$ $ $	— 146,335 846,560 721,200
Rajeev Mehta	02/14/2008 09/04/2008 12/09/2008 12/09/2008	$130,200 — — —	$260,400 — — —	$520,800 — — —	— — — —	— — — —	— — — —	— 9,867 — 75,000	— — 110,000 —	$	— — 18.21 —	$ $ $	— 277,065 1,311,200 1,365,750

(1)	Represents the range of performance bonuses that can be earned by the Named Executive if the minimum threshold, target and maximum performance targets are achieved. The bonus is prorated if performance levels are achieved between the threshold and target levels or between the target and maximum levels. Performance below the minimum threshold results in no bonus payout to the Named Executive. The methodology and performance criteria applied in determining these potential bonus amounts are discussed under “Compensation Discussion and Analysis—Annual Non-Equity Incentive” on page 40 of this proxy statement. The actual cash bonus paid to each Named Executive for his 2008 performance is reported as Non-Equity Incentive Plan Compensation above in the 2008 Summary Compensation Table. In each case, the Named Executive received a bonus in excess of his threshold amount based on 2008 performance.
(2)	A description of the terms of the restricted stock units is disclosed under “Compensation Discussion and Analysis—Long-Term Incentives—Stock-Based Awards” on page 41 of this proxy statement.
(3)	Represents the grant date fair value under SFAS 123R of restricted stock units and stock options awarded in 2008. For information regarding assumptions underlying the SFAS 123R valuation of equity awards, see Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008 Table

The following table provides certain summary information concerning outstanding equity awards held by the Named Executives as of December 31, 2008.

	Option Awards(1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexer- cisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested(3) ($) (j)
Francisco D’Souza	770,000	—	—	$5.06	02/04/2013	147,790	2,669,087	51,396	$928,212
	125,000	125,000	—	$33.71	08/06/2016	—	—	—	—
	—	240,000	—	$18.21	12/8/2018	—	—	—	—

Gordon J. Coburn	28,000	—	—	$5.06	02/04/2013	92,334	1,667,552	36,711	$663,001
	125,000	125,000	—	$33.71	08/06/2016	—	—	—	—
	—	130,000	—	$18.21	12/8/2018	—	—	—	—

Lakshmi Narayanan	175,342	—	—	$1.02	05/13/2009	—	—	—	—
	960,000	—	—	$2.36	03/28/2011	—	—	—	—
	1,020,000	—	—	$5.06	02/04/2013	—	—	—	—
	150,000	150,000	—	$33.71	08/06/2016	—	—	—	—
	—	10,000	—	$34.51	06/09/2018	—	—	—	—

Ramakrishnan Chandrasekaran	6,000	—	—	$1.03	08/05/2009	67,894	1,226,166	23,495	$424,320
	180,000	—	—	$2.88	02/03/2012	—	—	—	—
	80,000	—	—	$11.44	03/03/2014	—	—	—	—
	100,000	100,000	—	$33.71	08/06/2016	—	—	—	—
	—	88,000	—	$18.21	12/8/2018	—	—	—	—

Rajeev Mehta	24,000	—	—	$5.06	02/04/2013	84,867	1,532,698	29,369	$530,404
	3,000	—	—	$5.81	03/04/2013	—	—	—	—
	100,000	—	—	$11.44	03/03/2014	—	—	—	—
	15,000	7,500	—	$21.75	05/16/2015	—	—	—	—
	60,000	60,000	—	$40.33	12/13/2016	—	—	—	—
	—	110,000	—	$18.21	12/8/2018	—	—	—	—

(1)	Each stock option grant included in this table has a term of 10 years measured from the grant date and vests ratably, 25% per year, during the first four years of service with the Company measured from such grant date except for the option for 960,000 shares granted to Mr. Narayanan on March 29, 2001, which has a vesting schedule of 20%, 20%, 30% and 30% during the first four years of the stock option term. Each option will vest in full on an accelerated basis upon certain changes in control of the Company.
(2)	Awards shown are time-based restricted stock units that were granted on September 4, 2008 and December 9, 2008 and vest on specified dates if the individual is then employed by the Company:

Mr. D’Souza: Approximately 5,930 shares are scheduled to vest on each September 4, 2009, 2010 and 2011; and approximately 10,833 are scheduled to vest on each March 9, June 9, September 9 and December 9 of 2009, 2010 and 2011.

Mr. Coburn: Approximately 4,111 shares are scheduled to vest on each September 4, 2009, 2010 and 2011; and approximately 6,667 are scheduled to vest on each March 9, June 9, September 9 and December 9 of 2009, 2010 and 2011.

Mr. Chandrasekaran: Approximately 2,631 shares are scheduled to vest on each September 4, 2009, 2010 and 2011; and 5,000 are scheduled to vest on each March 9, June 9, September 9 and December 9 of 2009, 2010 and 2011.

Mr. Mehta: 3,289 shares are scheduled to vest on each September 4, 2009, 2010 and 2011; and 6,250 are scheduled to vest on each March 9, June 9, September 9 and December 9 of 2009, 2010 and 2011.

(3)	Market value was determined based on a closing price of a share of our Class A Common Stock of $18.06 as of December 31, 2008.

(4)	Awards represent performance-based stock units at target levels that will vest upon the achievement of the performance measures set forth below and continued employment through December 2010.

Measurement Date	Number of Shares	Calendar Year Annual Net Sales Growth (%)
December 31, 2009	150% of 1/2 of Award Outstanding	47.5%
	100% of 1/2 of Award Outstanding	37.5%
	50% of 1/2 of Award Outstanding	27.5%
	0	less than 27.5%
December 31, 2010	150% of 1/2 of Award Outstanding	45%
	100% of 1/2 of Award Outstanding	32.5%
	50% of 1/2 of Award Outstanding	20%
	0	less than 20%

2008 Option Exercises and Stock Vested Table

The following Option Exercises and Stock Vested table provides additional information about the value realized by the Named Executives on option award exercises and stock award vesting during the year ended December 31, 2008.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Francisco D’Souza	—	—	—	—
Gordon J. Coburn	—	—	—	—
Lakshmi Narayanan	400,000	$12,497,455	—	—
Ramakrishnan Chandrasekaran	—	—	—	—
Rajeev Mehta	—	—	—	—

Potential Payments upon Termination or Change in Control

No Named Executive has an employment agreement that provides a specific term of employment. Accordingly, the employment of each Named Executive may be terminated at any time at the discretion of our Board of Directors.

We have entered into a Severance and Noncompetition Agreement with each of the Named Executives, which provide certain benefits upon the termination of their employment under certain prescribed circumstances. In addition, we entered into stock option agreements pursuant to the 1999 Incentive Plan with each of our Named Executives, except for Mr. Mehta and Mr. Chandrasekaran (collectively, the “Stock Option Agreements”), that also provide certain benefits upon the termination of their employment under certain prescribed circumstances. In December 2008, we entered into amendments to the Severance and Noncompetition Agreements with each of the Named Executives, which modified the Severance and Noncompetition Agreements to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder. Those agreements are summarized as follows:

Severance and Noncompetition Agreements with Francisco D’Souza, Gordon Coburn, Lakshmi Narayanan, Rajeev Mehta and Ramakrishnan Chandrasekaran. Under the Severance and Noncompetition Agreement, if we terminate a Named Executive’s employment without cause (a “qualifying termination”), we will pay such individual his then-current base salary for the one-year period commencing on the effective date of such termination and a bonus payment in an amount equal to the actual bonus which would have been earned for the year in which the termination occurs, payable, in each case, in the same amounts and at the same time intervals as the base salary and bonus would otherwise have been paid in the absence of such termination.

Under the Severance and Noncompetition Agreement, “cause” is generally defined to include: (i) willful malfeasance or willful misconduct by the Named Executive in connection with his employment, (ii) continuing failure to perform such duties as are requested by the Board of Directors, (iii) failure by the Named Executive to observe material policies of the Company applicable to him or (iv) the commission by the employee of (x) any felony or (y) any misdemeanor involving moral turpitude.

The Severance and Noncompetition Agreement also provides that in the event of a change in control, all of the Named Executive’s options to purchase Class A Common Stock of the Company then held by him will immediately vest in full without regard to the vesting provisions thereof and will immediately be exercisable for the full number of shares of Class A Common Stock subject to such options.

Pursuant to the Severance and Noncompetition Agreement, a “change in control” (as defined by the Company’s Key Employees’ Stock Option Plan) is generally defined as one of the following: (i) any person (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) any subsidiaries of the Company, or (D) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then-outstanding securities; (ii) during any period of 24 months, individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a person who has entered into an agreement with the Company to effect a certain transactions, (B) a director nominated by any person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest), which if consummated would constitute a change in control or (C) a director nominated by any person who is the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders is or was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; (iii) the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no person holds 35% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Stock Option Agreements with Francisco D’Souza, Gordon Coburn and Lakshmi Narayanan for grants issued in 2001 and 2003. Except to the extent provided in any employment agreement or severance agreement between the Named Executive and the Company, the provisions of the Stock Option Agreements will apply to such individual’s stock options upon a termination of his employment with the Company. Under the Stock Option Agreements for grants issued in 2001 and 2003, if we terminate a Named Executive’s employment for cause, all his unvested options will be cancelled and options that are vested and exercisable may be exercised in whole or in part at any time prior to the earlier of the expiration date and the date 90 days after the termination date. The definition of “cause” under the Stock Option Agreements is substantially the same as the definition described above for the Severance and Noncompetition Agreement. Under the Stock Option Agreements, the “expiration date” is ten years after the grant date.

If a Named Executive’s employment is terminated by reason of death or disability, all his options will become immediately vested and will be exercisable in whole or in part at any time prior to the earlier of the expiration date and the date one year after the termination date. The Stock Option Agreements defined “disability” as the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment, which constitutes a permanent and total disability, as defined in Section 22(e) (3) of the Internal Revenue Code of 1986, as amended (or any successor section thereto).

If a Named Executive’s employment is terminated due to retirement, all options will become immediately vested and will be exercisable in whole or in part at any time prior to the earlier of the expiration date and the date three years after the termination date. For the Stock Option Agreements for grants issued in 2001 and 2003 with Messrs. D’Souza and Coburn, the definition of “retirement” is defined as such individual’s termination after reaching 55 years of age. However, for the Stock Option Agreements with Mr. Narayanan for grants issued in 2001 and 2003, the definition of “retirement” is defined as his termination after reaching 55 years of age, or termination by the Company without cause after reaching 50 years of age and 5 years of service with the Company.

If a Named Executive’s employment is terminated for any reason other than for cause, death or disability or retirement, then all his options that are unvested will be cancelled and options that are vested and exercisable may be exercised in whole or in part at any time prior to the earlier of the expiration date and the date 12 months after the termination date.

Calculation of Potential Payments upon Termination or Change in Control

The following table shows potential payments to our Named Executives under their existing employment agreements for various scenarios involving a change in control or termination of employment of each of our Named Executives, assuming a December 31, 2008 termination date and, where applicable, using the closing price of our Class A Common Stock of $18.06 (as reported on the NASDAQ Stock Market as of December 31, 2008).

Name	Trigger	Salary and Bonus	Value of Option Acceleration	Total Value
Francisco D’Souza	Qualifying Termination(1)	$881,280	—	$881,280
	Change in Control(2)	—	—	—
	Death or Disability	—	—	—
	Retirement	—	—	—
	Termination for Other Reasons(4)	—	—	—

Gordon J. Coburn	Qualifying Termination(1)	$793,152	—	$793,152
	Change in Control(2)	—	—	—
	Death or Disability	—	—	—
	Retirement	—	—	—
	Termination for Other Reasons	—	—	—

Lakshmi Narayanan	Qualifying Termination(1)	$100,000	—	$100,000
	Change in Control(2)	—	—	—
	Death or Disability	—	—	—
	Retirement	—	—	—
	Termination for Other Reasons	—	—	—

Ramakrishnan Chandrasekaran	Qualifying Termination(1)	$275,400	—	$275,400
	Change in Control(2)	—	—	—
	Death or Disability	—	—	—
	Retirement	—	—	—
	Termination for Other Reasons	—	—	—

Rajeev Mehta	Qualifying Termination(1)	$632,400	—	$632,400
	Change in Control(2)	—	—	—
	Death or Disability	—	—	—
	Retirement	—	—	—
	Termination for Other Reasons	—	—	—

While we believe that the amounts shown above and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the Named Executives in the event that any of the circumstances described above had occurred on December 31, 2008, the actual amounts due to the Named Executives upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the Severance and Noncompetition Agreements, Stock Option Agreements and the 1999 Incentive Plan.

(1)	Represents one year’s additional salary based on the salary earned by such Named Executive in 2008 and bonus payout at 100% of the 2008 target.
(2)	As of December 31, 2008, all unvested stock option awards held by the Named Executive had an exercise price in excess of the fair market value of our Class A common stock at December 31, 2008 of $18.06. Accordingly, no incremental benefit would have been derived by the Named Executive upon acceleration of vesting of unvested stock option awards on such date.

In addition to the foregoing amounts indicated in the above table, Messrs. Narayanan and Chandrasekaran will each be entitled to the post-employment lump sum payment provided under the Indian Gratuity Plan, as described in the section below entitled “2008 Pension Benefits Table.” Mr. Coburn will also be entitled to the balance of his non-qualified deferred compensation account, as described in the section below entitled “2008 Non-Qualified Deferred Compensation Table”, which appears on page 56 of this proxy statement.

2008 Pension Benefits Table

The following table sets forth, for the India Gratuity Plan, the number of years of service credited to the Named Executive under the plan, the value of the benefit payable to the Named Executive if his employment was terminated as of December 31, 2008, and the dollar amount of any payments and benefits paid to the Named Executive during our last completed fiscal year.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (f)
Francisco D’Souza	N/A	—	—	—
Gordon J. Coburn	N/A	—	—	—
Lakshmi Narayanan	India Gratuity Plan	14.57	$44,987	—
Ramakrishnan Chandrasekaran	India Gratuity Plan	14.10	$34,812	—
Rajeev Mehta	N/A	—	—	—

Under the India Gratuity Plan, Messrs. Narayanan and Chandrasekaran will each become entitled to a lump sum payment upon his termination of employment with the Company. The actual dollar amount of such payment will be determined by multiplying the number of years of service with the Company by a defined percentage of such Named Executive’s final monthly rate of salary.

2008 Non-Qualified Deferred Compensation Table

The following table sets forth information with respect to the non-qualified deferred compensation arrangements in effect for the Named Executives.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)		Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Francisco D’Souza	—	—		—		—	—
Gordon J. Coburn	—	$42,054	(1)	$(102,531	)(2)	—	$170,538	(3)
Lakshmi Narayanan	—	—		—		—	—
Ramakrishnan Chandrasekaran	—	—		—		—	—
Rajeev Mehta	—	—		—		—	—

(1)	This amount is included in the “All Other Compensation” column of the 2008 Summary Compensation Table on page 48 of this proxy statement.
(2)	This amount is included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2008 Summary Compensation Table on page 48 of this proxy statement. The amount corresponds to the actual market earnings on a select group of investment funds utilized to track the notional investment return of the account balance for the 2008 fiscal year. The investment funds so utilized and actual 2008 earning (loss) attributable to each fund were as follows:

Investment Fund	Earnings (Loss) Attributable to such Fund
Mass Mutual Select Focused Value	$(76,636)
Mass Mutual Select Mid Cap Growth Equity II A	(25,895)
Total	$(102,531)

(3)	Includes the amounts reported in columns (c) and (d) of this table.

The Company has established this non-qualified deferred compensation arrangement for Mr. Coburn to serve as the economic equivalent of the retirement plan in which he participated while the Company was majority owned by IMS Health. Pursuant to such arrangement, the Company will credit Mr. Coburn’s deferred compensation account with an annual contribution in a dollar amount equal to 6% of his base salary and earned bonus for the year. Mr. Coburn can select from the 16 investment funds sponsored by Mass Mutual available to the plan to serve as the measures of the investment return on his account for each year. Mr. Coburn may change his investment elections up to six times per year. The account balance will become due and payable upon the occurrence of any of the following distributable events: (i) retirement at 55 years of age—payable six months following retirement in either a lump sum or 10 annual installments as elected by Mr. Coburn per plan provisions; (ii) termination of employment—payable in a lump sum six months following termination of employment; (iii) death or disability—immediate lump sum payment; and (iv) unforeseen emergency, as defined by IRC 409A—payable in a lump sum.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 with respect to the shares of our Class A Common Stock that may be issued under our existing equity compensation plans. We have four equity compensation plans, each of which has been approved by our stockholders: (1) 1999 Incentive Plan; (2) Director Plan; (3) the Key Employees Stock Option Plan; and (4) the 2004 Employee Stock Purchase Plan. For additional information on our equity compensation plans, please see Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans that have been approved by security holders — stock options (1)	24,363,232	(2)	$16.48	5,365,064	(3)
Equity compensation plans that have been approved by security holders — performance stock units(4)	1,570,291		N/A	—
Equity compensation plans that have been approved by security holders — restricted stock units(5)	852,532		N/A	—
Equity compensation plans not approved by security holders	—		N/A	—

Total	26,786,055			5,365,064

(1)	Consists of the 1999 Incentive Plan, the Director Plan, the Key Employees’ Stock Option Plan and the 2004 Employee Stock Purchase Plan.
(2)	Excludes purchase rights outstanding under the 2004 Employee Stock Purchase Plan. Under such plan, employees may purchase whole shares of stock at price per share equal to 90% of the lower of the fair market value per share on the first day of the purchase period or the fair market value per share on the last day of the purchase period.
(3)	Includes 3,257,429 shares of Class A common stock available for future issuance under the 1999 Incentive Plan. Also includes 8,000 shares of Class A common stock available for future issuances pursuant to the Director Plan and 2,099,635 shares of Class A common stock issuable under the 2004 Employee Stock Purchase Plan.
(4)	Consists of 1,570,291 shares that are issuable to holders of performance stock units, granted pursuant to the 1999 Incentive Plan, upon the achievement of certain performance and vesting criteria.
(5)	Consists of 852,532 shares that are issuable to holders of restricted stock units, granted pursuant to the 1999 Incentive Plan.

As of March 31, 2009, there were a total of 23,656,246 stock options, 1,561,291 performance stock units, 784,244 restricted stock units outstanding and 3,360,898 shares of Class A Common Stock available for future issuances under our stock-based plans (3,352,898 shares of Class A Common Stock are available for future issuances under our 1999 Incentive Plan and 8,000 shares of Class A Common Stock are available for future issuances under our Director Plan). The weighted average exercise price and weighted average term of the stock options outstanding as of March 31, 2009, were $16.74 and 5.24 years, respectively. In addition, as of March 31, 2009, there were 291,996,831 shares of Class A Common Stock issued and outstanding and 1,789,521 shares of Class A Common Stock available for future issuances under our 2004 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of Messrs. Fox, Klein and Weissman. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries.

None of our executive officers serve as members of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has furnished the following report:

To the Board of Directors of Cognizant Technology Solutions Corporation:

The Audit Committee of the Board of Directors is currently composed of three members and acts under a written charter first adopted and approved on May 17, 2000. The current Audit Committee charter is available in the “About Us” section of the Company’s website located at www.cognizant.com. The members of the Audit Committee are independent Directors, as defined in its charter and the rules of the NASDAQ Stock Market LLC. The Audit Committee held eight meetings during 2008.

Management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The Company’s independent registered public accounting firm is responsible for performing an independent integrated audit of the Company’s annual financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for providing independent, objective oversight of these processes.

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2008 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standard (SAS) 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61 requires the Company’s independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of the Company’s independent registered public accounting firm regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Cognizant Technology Solutions Corporation. The Audit Committee also considered whether the independent registered public accounting firm’s provision of certain other non-audit related services to the Company is compatible with maintaining such firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

By the Audit Committee of the Board of Directors of Cognizant Technology Solutions Corporation

Robert W. Howe John E. Klein Thomas M. Wendel

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

Fee Category	2008	2007
Audit Fees	$2,227,700	$1,989,800
Audit-Related Fees	288,000	158,400
Tax Fees	593,300	356,700
All Other Fees	3,900	3,900

Total Fees	$3,112,900	$2,508,800

For 2008, $2,865,700 of the total fees was billed as of December 31, 2008. For 2007, $1,358,500 of the total fees was billed as of December 31, 2007.

Audit Fees

Audit fees consist of fees for the audit of our financial statements and the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes Oxley Act, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to employee benefit audits, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original tax returns and value-added tax registrations, accounted for $117,494 of the total tax fees paid for 2008 and $137,100 of the total tax fees paid for 2007. Tax advice and tax planning services relate to preparation of transfer pricing studies and consultations on various domestic and international tax matters.

All Other Fees

For 2008 and 2007, the amount relates to software license fees.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to Thomas M. Wendel the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. During 2008, no services were provided to us by PricewaterhouseCoopers LLP other than in accordance with the pre-approval policies and procedures described above.

STOCKHOLDERS’ PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at Glenpointe Centre West, 500 Frank W. Burr Blvd., Teaneck, New Jersey 07666, in writing not later than December 18, 2009.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance notice of such proposal to our Secretary at the aforementioned address not later than March 7, 2010.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares that they represent as our Board may recommend.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

OTHER MATTERS

Our Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone and telegram by our Directors, officers and other employees who will not be specially compensated for these services. We have engaged Morrow & Co., LLC to assist us with the solicitation of proxies. We expect to pay Morrow & Co., LLC a fee of $5,000 plus reimbursement for out-of-pocket expenses for its services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this proxy statement relating to the occupations and security holdings of our Directors and officers is based upon information received from the individual Directors and officers.

If you have any questions regarding any of the matters contained in this proxy statement you may contact Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. Morrow & Co., LLC may also be reached by telephone at 1-800-607-0088.

COGNIZANT’S ANNUAL REPORT ON FORM 10-K

A copy of Cognizant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements and schedules thereto but not including exhibits, as filed with the Securities and Exchange Commission, will be sent to any stockholder of record on April 13, 2009 without charge upon written request addressed to:

Cognizant Technology Solutions Corporation

Attention: Secretary

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. You also may access our Annual Report on Form 10-K for the year ended December 31, 2008 at www.cognizant.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED MATERIALS. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

Steven Schwartz, Secretary

Teaneck, New Jersey

April 17, 2009

APPENDIX A

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

2009 INCENTIVE COMPENSATION PLAN

ARTICLE ONE

GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN

This 2009 Incentive Compensation Plan is intended to promote the business success and interests of Cognizant Technology Solutions Corporation, a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation and to contribute to the Corporation’s growth and long-term success.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.	STRUCTURE OF THE PLAN

A. The Plan shall be divided into three separate incentive compensation programs:

–    the Discretionary Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,

–    the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock pursuant to restricted stock awards, restricted stock units, performance shares or other stock-based awards which vest upon the completion of a designated service period and/or the attainment of pre-established performance milestones, or such shares of Common Stock may be issued through direct purchase or as a bonus for services rendered to the Corporation (or any Parent or Subsidiary), and

–    the Incentive Bonus Program under which eligible persons may, at the discretion of the Plan Administrator, be provided with bonus opportunities through performance unit awards and other special cash incentive programs tied to the attainment of pre-established performance milestones.

B. The provisions of Articles One and Five shall apply to all incentive compensation programs under the Plan and shall govern the interests of all persons under the Plan.

III.	ADMINISTRATION OF THE PLAN

A. The Compensation Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders. Administration of the Plan with respect to all other persons eligible to participate in the Plan may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to all such persons. In addition, administration of the Plan may, at the Board’s discretion, be vested in a Special Award Committee with authority to administer the Plan with respect to employees other than Section 16 Insiders and members of such Special Award Committee and to make Awards to such individuals under the Plan subject to such limitations and other terms and conditions as the Board shall specify from time to time. Notwithstanding the foregoing, any Awards for one or more members of the Compensation Committee (other than ad hoc or formulaic Awards made to all or substantially all of the non-employee Board members on substantially the same basis) must be authorized by a disinterested majority of the non-employee Board members.

B. Members of the Compensation Committee or any Secondary Board Committee or Special Award Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee or Special Award Committee and reassume all powers and authority previously delegated to such committee.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any Award thereunder.

D. Service as a Plan Administrator by the members of the Compensation Committee or the Secondary Board Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee, the Special Award Committee or the Secondary Board Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.

IV.	ELIGIBILITY

A. The persons eligible to participate in the Plan are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. The Plan Administrator shall have full authority to determine, (i) with respect to Awards made under the Discretionary Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the time or times when the Award is to become exercisable, the vesting schedule (if any) applicable to the Award, the maximum term for which such Award is to remain outstanding and the status of a granted option as either an Incentive Option or a Non-Statutory Option; (ii) with respect to Awards under the Stock Issuance Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of shares subject to each such Award, the applicable performance and/or service vesting provisions, the issuance schedule in effect for the shares that vest and become issuable under such Award, the cash consideration (if any) payable for those shares and the form (cash or shares of Common Stock) in which the Award is to be settled; and (iii) with respect to Awards under the Incentive Bonus Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, the payout schedule for each such Award and the form (cash or shares of Common Stock) in which the Award is to be settled.

V.	STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to Twenty-Four Million (24,000,000) shares. The Plan shall serve as the successor to the Predecessor Plans, and no further stock option grants or other awards shall be made under the Predecessor Plans on or after the Plan Effective Date. However, all option grants and unvested share awards outstanding under the Predecessor Plans on the Plan Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those awards with respect to their acquisition of shares of Common Stock thereunder.

B. Notwithstanding the foregoing, for each share of Common Stock issued without cash consideration pursuant to the Stock Issuance or the Incentive Bonus Program, the number of shares of Common Stock available for issuance under the Plan shall be reduced by 1.55 shares of Common Stock.

C. The maximum number of shares of Common Stock that may be issued pursuant to Incentive Options granted under the Plan shall be limited to Twenty-Four Million (24,000,000) shares, subject to periodic adjustment in accordance with Section V.G. of this Article One.

D. Each person participating in the Plan shall be subject the following limitations:

–    for Awards denominated in shares of Common Stock at the time of grant (whether subsequently payable in cash or Common Stock, or a combination of both), the maximum number of shares of Common Stock for which such Awards may be made to such person in any calendar year shall not exceed One Million (1,000,000) shares of Common Stock in the aggregate, and

–    for Awards denominated in dollars at the time of grant (whether subsequently payable in cash or Common Stock, or a combination of both), the maximum dollar amount for which such Awards may be made to such person in any calendar year shall not exceed Three Million Dollars ($3,000,000).

E. Shares of Common Stock subject to outstanding Awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those Awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards. Unvested shares issued under the Plan and subsequently forfeited or repurchased by the Corporation, at a price per share not greater than the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance.

F. Should the exercise price of an option under the Plan be paid with shares of Common Stock, then the authorized reserve of Common Stock under the Plan shall be reduced by the gross number of shares for which that option is exercised, and not by the net number of shares issued under the exercised stock option. Upon the exercise of any stock appreciation right under the Plan, the share reserve shall be reduced by the gross number of shares as to which such right is exercised, and not by the net number of shares actually issued by the Corporation upon such exercise. If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes or other taxes incurred in connection with the issuance, vesting or exercise of an Award or the issuance of Common Stock thereunder (including, without limitation any fringe benefit or employer taxes permitted to be passed through to the employee under applicable law), then the number of shares of Common Stock available for issuance under the Plan shall be reduced on the basis of the gross number of shares issued, vested or exercised under such Award, calculated in each instance prior to any such share withholding.

G. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities by which the share reserve will be reduced for each security issued without cash consideration under the Stock Issuance and Incentive Bonus Programs, (iii) the maximum number and/or class of securities issuable under the Plan pursuant to Incentive Options, (iv) the maximum number and/or class of securities for which any one person may be granted Common

Stock-denominated Awards under the Plan per calendar year, (v) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Discretionary Grant Program, (vi) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share, (vii) the number and/or class of securities subject to each outstanding Award under the Incentive Bonus Program denominated in shares of Common Stock and (viii) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. The adjustments shall be made in such manner as the Plan Administrator deems appropriate and such adjustments shall be final, binding and conclusive. In the event of a Change in Control, however, the adjustments (if any) shall be made solely in accordance with the applicable provisions of the Plan governing Change in Control transactions.

H. Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE TWO

DISCRETIONARY GRANT PROGRAM

I.	OPTION TERMS

Each option shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that each such Award Agreement shall comply with the terms specified below. Each Award Agreement evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the Award Agreement, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock (whether delivered in the form of actual stock certificates or through attestation of ownership) held for the requisite period (if any) necessary to avoid any resulting charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date,

(iii) to the extent the option is exercised for vested shares of Common Stock, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of all or a portion of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes and Foreign Taxes required to be withheld by the Corporation by reason of such exercise and any employer taxes required to be paid by the Optionee under Section V.B, V.C or V.D of this Article II and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale, or

(iv) to the extent the option is at the time exercisable for vested shares of Common Stock, through the surrender to the Corporation of all or any part of that vested portion for an appreciation distribution payable in shares of Common Stock with a Fair Market Value at the time of such option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Common Stock subject to the surrendered portion exceeds the aggregate exercise price payable for those shares of Common Stock, with any resulting fractional share to be rounded down to the next whole share.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Term and Exercisability of Options.

1. No option shall have a term in excess of seven (7) years measured from the option grant date. Unless a shorter term is specified in the Award Agreement, each option under the Discretionary Grant Program shall have such a seven (7)-year maximum term.

2. Unless otherwise set forth in the Award Agreement, each option shall vest and become exercisable for twenty-five percent (25%) of the option shares upon the Optionee’s completion of each year of Service over the four (4)-year period measured from the grant date. In no event, however, shall such option be exercisable for fractional shares.

3. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Discretionary Grant Program so that those Awards shall vest and become exercisable only after the achievement of pre-established corporate performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the Award

C. Effect of Termination of Service.

1. Unless otherwise set forth in the Award Agreement, the following provisions shall govern the exercise of any options granted to an Optionee pursuant to the Discretionary Grant Program that are outstanding at the time of his or her cessation of Service or death:

(i) Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability, Misconduct or Cause) while an option is outstanding, then Optionee (or any person or persons to whom an option is transferred pursuant to a permitted transfer under Paragraph F below) shall have a three (3)-month period measured from the date of such cessation of Service during which to exercise the option, but in no event shall the option be exercisable at any time after the expiration of the option term.

(ii) Should Optionee die while his or her option is outstanding, then the option may be exercised by (i) the personal representative of Optionee’s estate or (ii) the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance following Optionee’s death or (iii) the person to whom the option is transferred during Optionee’s lifetime pursuant to a permitted transfer under Paragraph F below, as the case may be. However, if Optionee dies while holding an outstanding option under the Discretionary Grant Program and has an effective beneficiary designation in effect for that option at the time of his or her death, then the designated beneficiary or beneficiaries shall have the exclusive right to exercise the option following Optionee’s death. Any such right to exercise the option shall lapse, and the option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death and (ii) the expiration of the option term.

(iii) Should Optionee cease Service by reason of Permanent Disability while his or her option is outstanding, then Optionee (or any person or persons to whom this option is transferred pursuant to a permitted transfer under Paragraph F below) shall have a twelve (12)-month period measured from the date of such cessation of Service during which to exercise the option. In no event shall the option be exercisable at any time after the expiration of the option term.

(iv) The applicable period of post-Service exercisability in effect pursuant to the foregoing provisions of this Paragraph C.1 shall automatically be extended by an additional period of time equal in duration to any interval within such post-Service exercise period during which the exercise of the option or the immediate sale of the underlying shares of Common Stock purchasable under that option cannot be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the extension of the option beyond the expiration of the maximum option term.

(v) During the limited period of post-Service exercisability, the option may not be exercised in the aggregate for more than the number of shares of Common Stock for which such option is, at the time of Optionee’s cessation of Service, vested and exercisable pursuant to the vesting provisions of Paragraph B.2 above or the special vesting acceleration provisions of Section IV.A of this Article Two. The option shall not vest or become exercisable for any additional underlying shares of Common Stock, whether pursuant to the normal vesting provisions of Paragraph B.2 above or the special vesting acceleration provisions of Section IV.A of this Article Two, following Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator pursuant to an express written agreement with Optionee. Upon the expiration of such limited exercise period or (if earlier) upon the expiration of the term, the option shall terminate and cease to be outstanding for any exercisable shares of Common Stock for which the option has not otherwise been exercised.

(vi) Should Optionee’s Service be terminated for Misconduct or Cause or should Optionee otherwise engage in any Misconduct or other act or omission constituting grounds for termination for Cause while his or her option is outstanding, then such option, whether vested or unvested at the time, shall terminate immediately and cease to remain outstanding.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of Optionee’s cessation of Service but also with respect to one or more additional shares in which Optionee would have vested had Optionee continued in Service.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while such shares are unvested, the Corporation shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Transferability of Options. The transferability of options granted under the Plan shall be governed by the following provisions:

(i) Incentive Options: During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.

(ii) Non-Statutory Options. Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options. Notwithstanding the foregoing, unless otherwise set forth in the Award Agreement, a Non-Statutory Option may be assigned in whole or in part during the Optionee’s lifetime, by gratuitous transfer to a revocable living trust established for the exclusive benefit of Optionee or Optionee and his or her spouse (the “Trust”) or pursuant to a domestic relations order to Optionee’s former spouse in settlement of their marital property rights (the “Spouse Transferee”). The assigned portion may only be exercised by the Trust or the Spouse Transferee acquiring the proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii) Beneficiary Designations. Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.	INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Six shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may only be granted to Employees.

B. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

C. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.	STOCK APPRECIATION RIGHTS

A. Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.

B. Types. Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) Stand-Alone stock appreciation rights (“Stand-Alone Rights”).

C. Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.

1. One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

2. Any distribution to which the Optionee becomes entitled upon the exercise of a Tandem Right may be made in (i) shares of Common Stock valued at Fair Market Value on the option surrender date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as the Plan Administrator shall determine in its sole discretion. Unless otherwise specified in the applicable Award Agreement, the distribution shall be made in shares of Common Stock.

D. Stand-Alone Rights. The following terms and conditions shall govern the grant and exercise of Stand-Alone Rights:

1. One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Stand-Alone Right not tied to any underlying option under this Discretionary Grant Program. The Stand-Alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Stand-Alone Right have a maximum term in excess of seven (7) years measured from the grant date. Except to the extent otherwise provided in the applicable Award Agreement, the provisions of Paragraphs B.1 and B.2 of Section I of this Article Two shall govern the term and exercisability of each Stand-Alone Right awarded under the Plan.

2. Upon exercise of the Stand-Alone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.

3. The number of shares of Common Stock underlying each Stand-Alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-Alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date.

4. Stand-Alone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options under Section I.F of this Article Two. In addition, one or more beneficiaries may be designated for an outstanding Stand-Alone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.

5. The distribution with respect to an exercised Stand-Alone Right may be made in (i) shares of Common Stock valued at Fair Market Value on the exercise date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as the Plan Administrator shall determine in its sole discretion. Unless otherwise specified in the applicable Award Agreement, the distribution shall be made in shares of Common Stock.

6. The holder of a Stand-Alone Right shall have no stockholder rights with respect to the shares subject to the Stand-Alone Right unless and until such person shall have exercised the Stand-Alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-Alone Right.

E. Post-Service Exercise. The provisions governing the exercise of Tandem and Stand-Alone Rights following the cessation of the recipient’s Service shall be the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program, and the Plan Administrator’s discretionary authority under Section I.C.2 of this Article Two shall also extend to any outstanding Tandem or Stand-Alone Appreciation Rights.

IV.	CHANGE IN CONTROL

A. In the event of an actual Change in Control transaction, each Award outstanding at that time under the Discretionary Grant Program but not otherwise fully vested and exercisable shall automatically accelerate and become exercisable immediately prior to the effective date of that Change in Control as to all of the shares of Common Stock at the time subject to such Award, unless (i) such Award is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such Award is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time on the Change in Control on any shares as to which the Award is not otherwise at that time vested and exercisable and provides for the subsequent vesting and payout of that spread in accordance with the same exercise/vesting schedule in effect for that Award or (iii) the acceleration of such Award is subject to other limitations imposed by the Plan Administrator.

B. All outstanding repurchase rights under the Discretionary Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, immediately prior to the effective date of an actual Change in Control transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

C. Immediately following the consummation of the Change in Control, all outstanding Awards under the Discretionary Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

D. Each Award under the Discretionary Grant Program which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to that Award would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Equitable adjustments to reflect such Change in Control shall also be made to (i) the exercise or base price per share in effect under each such assumed Award under the Discretionary Grant Program, provided the aggregate exercise or base price in effect for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iii) the number and/or class of securities by which the share reserve will be reduced for each security issued without cash consideration under the Stock Issuance and Incentive Bonus Programs, (iv) the maximum number and/or class of securities which may be issued pursuant to Incentive Options granted under the Plan, (v) the maximum number and/or class of securities for which any one person may be granted Common Stock-denominated Awards under the Plan per calendar year, (vi) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Discretionary Grant Program, (vii) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share, (viii) the number and/or class of securities subject to each outstanding Award under the Incentive Bonus Program denominated in shares of Common Stock and (ix) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Discretionary Grant Program and subject to the Plan Administrator’s approval, substitute, for the securities underlying those assumed rights, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange.

E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall, immediately prior to the effective date of an actual Change in Control transaction, vest and become exercisable as to all the shares of Common Stock at the time subject to those Awards and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed in the Change in Control transaction or otherwise continued in effect. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall terminate immediately prior to the effective date of an actual Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

F. The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall vest and become exercisable as to all the shares of Common Stock at the time subject to those Awards in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control transaction in which those Awards do not otherwise fully accelerate. In addition, the Plan

Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of such Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G. The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-statutory Option under the Federal tax laws.

V.	TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock or make a cash payment in connection with the grant, exercise, vesting or settlement of any Award under this Discretionary Grant Program shall be subject to the satisfaction of all applicable income and employment taxes, and Foreign Tax withholding requirements, any employer taxes passed through to the Optionee under Section V.B, V.C or V.D of this Article II and any other taxes required to be collected at the time of the grant, exercise, vesting or settlement of such Award. Accordingly, no shares shall be issued or cash payment made with respect to an outstanding Award under this Discretionary Grant Program until all such taxes have been collected.

B. Any Optionee who is subject to taxation in India shall be required to pay any fringe benefits or other tax payable by the Corporation (or the Parent or Subsidiary employing such Optionee) as a result of or with respect to the grant, vesting or exercise of an Award under the Discretionary Grant Program or the issuance of shares of Common Stock thereunder (the “Employer Option Taxes”). Optionee must pay such Employer Option Taxes at such times and in such form as determined by the Corporation (or such Parent or Subsidiary).

C. Any Optionee who is subject to taxation in the United Kingdom shall be liable for and pay all secondary Class 1 National Insurance Contributions which may be payable by the Corporation (or the Parent or Subsidiary employing such Optionee) arising in connection with the grant, vesting or exercise of an Award under the Discretionary Grant Program or the issuance of shares of Common Stock thereunder (the “Employer Option NIC”). The Optionee must pay such Employer Option NIC at such times and in such form as determined by the Corporation (or such Parent or Subsidiary).

D. Any Optionee subject to taxation in any jurisdiction shall pay any taxes or other amounts required to be paid by the Corporation (or any Parent or Subsidiary employing such Options) with respect to the grant, vesting or exercise of an Award under this Discretionary Grant Program or the issuance of shares of Common Stock thereunder, to the extent those taxes or other amounts are permitted to be passed through to the Optionee under applicable law. The Optionee must pay any such taxes or other amounts at such times and in such form as determined by the Corporation.

E. The Optionee shall enter into such additional agreements as may be required by the Corporation (or the Parent or Subsidiary employing Optionee) to effect the transfer of the Employer Option Taxes, Employer Option NIC and any other taxes or payments from the Corporation (or the Parent or Subsidiary employing Optionee) to the Optionee.

VI.	PROHIBITION ON REPRICING PROGRAMS

The Plan Administrator shall not (i) implement any cancellation/regrant program pursuant to which outstanding options or stock appreciation rights under the Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or stock appreciation rights under the Plan with exercise prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in cash or equity securities of the Corporation or (iii) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the Plan, without in each such instance obtaining stockholder approval.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I.	STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program, either as vested or unvested shares, through direct and immediate issuances. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated Performance Goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards. Each Award under the Stock Issuance Program shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that each such Award Agreement shall comply with the terms specified below.

A. Issue Price/Consideration.

1. Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation,

(ii) past services rendered to the Corporation (or any Parent or Subsidiary); or

(iii) any other valid consideration under the State in which the Corporation is at the time incorporated.

2. However, for shares of Common Stock to be issued for cash consideration, the cash consideration payable per share shall be fixed by the Plan Administrator at the time of the Award, but in no event shall such cash consideration be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the Award date.

B. Vesting Provisions.

1. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance as a bonus for Service rendered or may vest in one or more installments over the Participant’s period of Service and/or upon the attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Award Agreement. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated performance goals and/or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards, including (without limitation) a deferred distribution date on or after termination of the Participant’s Service, or upon the occurrence of such other dates or events as determined by the Plan Administrator, subject to the requirements of Section 409A of the Code. Notwithstanding the foregoing, the following limitations shall apply with respect to the vesting schedules established for the Awards made under the Stock Issuance Program, subject to the acceleration provisions of Paragraphs B.7 and B.8 below and Section II of this Article Three:

(i) for any such Award which is to vest on the basis of Service, the minimum vesting period shall be three (3) years, with such vesting to occur in one or more installments over that period as determined by the Plan Administrator, but in no event more favorably than monthly; and

(ii) for any such Award which is to vest on the basis of performance objectives, the performance period shall have a duration of at least one year.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the Award.

3. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any dividends paid on such shares, subject to any applicable vesting requirements. The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a performance share or restricted stock unit Award until that Award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding performance share or restricted stock unit Awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

4. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate. Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Corporation for any unvested securities subject to its existing repurchase rights under the Plan; provided the aggregate repurchase price shall in each instance remain the same.

5. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.

6. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares which were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except as otherwise provided in Section II of this Article Three.

7. Outstanding performance shares or restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those Awards, if the performance goals or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding Awards of performance shares or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to Awards which were intended, at the time those Awards were made, to qualify as performance-based compensation under Code Section 162(m), except as otherwise provided in Section II of this Article Three.

8. The following additional requirements shall be in effect for any performance shares awarded under this Article Three:

(i) At the end of the performance period, the Plan Administrator shall determine and confirm the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.

(ii) The performance shares which so vest shall be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the Plan Administrator at the time the performance shares are initially awarded or the period designated by the Participant pursuant to a timely deferral election in accordance with the applicable requirements of Code Section 409A.

(iii) Performance shares may be paid in (i) cash, (ii) shares of Common Stock or (iii) any combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion. Unless otherwise specified in the applicable Award Agreement, the distribution shall be made in shares of Common Stock.

(iv) Performance shares may also be structured so that the shares are convertible into shares of Common Stock, but the rate at which each performance share is to so convert shall be based on the attained level of performance for each applicable performance objective.

II.	CHANGE IN CONTROL

A. Each outstanding Award under the Stock Issuance Program may be assumed in connection with a Change in Control or otherwise continued in effect. Each Award so assumed or continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to that Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the cash consideration (if any) payable per share thereunder, provided the aggregate consideration shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards and subject to the Plan Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange.

B. If an Award under the Stock Issuance Program is not assumed or otherwise continued in effect or replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent vesting and payout of that value in accordance with the same vesting and issuance schedule in effect for those shares at the time of such Change in Control, then such Award shall vest, and the shares of Common Stock subject to that Award shall be issued as fully-vested shares, immediately prior to the effective date of the Change in Control or at such other time as set forth in the applicable Award Agreement.

C. The Plan Administrator shall have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest (or vest and become issuable) in whole or in part on the effective date of an actual Change in Control transaction or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Change in Control transaction.

D. The Plan Administrator’s authority under Paragraph C of this Section II shall also extend to any Awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards may result in their loss of performance-based status under Code Section 162(m).

E. All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall vest in full, immediately prior to the effective date of an actual Change in Control transaction, except to the extent (i) the Awards to which those repurchase rights are to be assumed by the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction, (ii) those Awards are to be replaced with a cash incentive program of the successor corporation which preserves, for each such Award, the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent vesting and payout of that value in accordance with the same vesting schedule in effect for those shares at the time of such Change in Control or (iii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

III.	COLLECTION OF WITHHOLDING TAXES

A. The Corporation (or the Parent or Subsidiary employing Participant) shall collect the employee portion of the U.S. FICA taxes (Social Security and Medicare) with respect to the shares of Common Stock subject to an Award issued under this Stock Issuance Program at the time those shares vest. Such taxes shall be based on the Fair Market Value of such shares on their vesting date. The Corporation (or the Parent or Subsidiary employing Participant) shall also collect the employee portion of the FICA taxes with respect to any dividend equivalents payable pursuant to the Award at the time those dividend equivalents vest. Such taxes shall be based on the cash amount and the fair market value of any other property underlying the dividend equivalents on the vesting date. Unless the Participant delivers a separate check payable to the Corporation in the amount of the FICA taxes required to be withheld from the Participant, the Corporation shall withhold those taxes from the Participant’s wages. However, if the Participant is at the time an executive officer of the Corporation, then such withholding taxes must be collected from the Participant through delivery of his or her separate check not later than the vesting date. Notwithstanding the foregoing, for any shares of Common Stock to be issued immediately upon vesting or for any divided equivalents to be paid immediately upon vesting, the employee portion of the applicable FICA taxes shall be collected in the same manner as the federal, state and local income taxes are to be withheld under Section III.B below. The foregoing tax collection provisions shall also be applicable to the employee portion of any Foreign Taxes that become due and payable upon the vesting of the shares of Common Stock subject to an Award issued under this Stock Issuance Program.

B. The Corporation shall collect the U.S. federal, state and local income taxes and/or all applicable Foreign Taxes required to be withheld with respect to the distribution of the phantom dividend equivalents to the Participant by withholding a portion of that distribution equal to the amount of those taxes, with the cash portion of the distribution to be the first portion so withheld.

C. Until such time as the Corporation provides the Participant with written or electronic notice to the contrary, the Corporation shall collect the U.S. federal, state and local income taxes and/or all applicable Foreign Taxes required to be withheld with respect to the issuance of the vested shares of Common Stock subject to the Award outstanding under this Stock Issuance Program through an automatic share withholding procedure pursuant to which the Corporation will withhold, at the time of such issuance, the number of shares (rounded up to the nearest whole share) with a Fair Market Value (measured as of the issuance date) equal to the amount of those taxes (the “Share Withholding Method”); provided, however, that the amount of any shares so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income. Participant shall be notified in writing or electronically in the event such Share Withholding Method is no longer available.

D. Should any shares of Common Stock subject to an Award be distributed at time the Share Withholding Method is not available, then the U.S. federal, state and local income taxes and/or all applicable Foreign Taxes required to be withheld with respect to those shares shall be collected from the Participant through either of the following alternatives:

(i) the Participant’s delivery of his or her separate check payable to the Corporation in the amount of such taxes, or

(ii) the use of the proceeds from a next-day sale of the shares issued to the Participant, provided and only if (i) such a sale is permissible under the Corporation’s insider trading policies governing the sale of Common Stock, (ii) the Participant makes an irrevocable commitment, on or before the issuance of the vested shares, to effect such sale of the shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

E. Any Participant who is subject to taxation in India shall be required to pay any fringe benefit or other tax payable by the Corporation (or the Parent or Subsidiary employing such Participant) as a result of or with respect to the grant, vesting or settlement of an Award under this Stock Issuance Program or the issuance of shares of Common Stock thereunder (the “Employer Issuance Taxes”) Until such time as the Corporation provides the Participant with written or electronic notice to the contrary, the Employer Issuance Taxes shall be collected through the Share Withholding Method.

F. Any Participant who is subject to taxation in the United Kingdom shall be liable for and pay all secondary Class 1 National Insurance Contributions which may be payable by the Corporation (or any Parent or Subsidiary employing or retaining or previously employing or retaining the Participant) arising in connection with the Award or the issuance of shares of Common Stock thereunder (the “Employer Issuance NIC”). Until such time as the Corporation provides the Participant with written or electronic notice to the contrary, the Employer Issuance NIC shall be collected through the Share Withholding Method.

G. Any Participant subject to taxation in any jurisdiction shall pay any taxes or other amounts that are required by the laws of that jurisdiction to be paid by the Corporation (or any Parent or Subsidiary employing such Participant) with respect to the grant, vesting or settlement of an Award under this Stock Issuance Program or the issuance of shares of Common Stock thereunder, to the extent those taxes or other amounts are permitted to be passed through to the Participant under applicable law. Until such time as the Corporation provides the Participant with written or electronic notice to the contrary, such taxes or other amounts shall be collected through the Share Withholding Method.

H. The Participant shall enter into such additional agreements as may be required by the Corporation (or the Parent or Subsidiary employing Participant) to effect the transfer of the Employer Issuance Taxes, Employer Issuance NIC and any other taxes or payments from the Corporation (or the Parent or Subsidiary employing Participant) to the Participant.

ARTICLE FOUR

INCENTIVE BONUS PROGRAM

I.	INCENTIVE BONUS TERMS

The Plan Administrator shall have full power and authority to implement one or more of the following incentive bonus programs under the Plan:

(i) cash bonus awards (“Cash Awards”),

(ii) performance unit awards (“Performance Unit Awards”), and

(iii) dividend equivalent rights (“DER Awards”).

A. Cash Awards. The Plan Administrator shall have the discretionary authority under the Plan to make Cash Awards which are to vest in one or more installments over the Participant’s continued Service with the Corporation or upon the attainment of specified performance goals. Each such Cash Award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided however, that each such Award Agreement shall comply with the terms specified below.

1. The elements of the vesting schedule applicable to each Cash Award shall be determined by the Plan Administrator and incorporated into the Award Agreement.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Cash Awards so that those Awards shall vest upon the achievement of pre-established corporate performance objectives based upon one or more Performance Goals.

3. Outstanding Cash Awards shall automatically terminate, and no cash payment or other consideration shall be due the holders of those Awards, if the performance goals or Service requirements established for the Awards are not attained or satisfied. The Plan Administrator may in its discretion waive the cancellation and termination of one or more unvested Cash Awards which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those Awards. Any such waiver shall result in the immediate vesting of the Participant’s interest in the Cash Award as to which the waiver applies. Such wavier may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to awards which were intended, at the time those awards were granted, to qualify as performance-based compensation under Code Section 162(m), except as otherwise provided in Section II of this Article Four.

4. Cash Awards which become due and payable following the attainment of the applicable performance goals or satisfaction of the applicable Service requirement (or the waiver of such goals or Service requirement) may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as the Plan Administrator shall determine in its sole discretion.

B. Performance Unit Awards. The Plan Administrator shall have the discretionary authority to make Performance Unit Awards in accordance with the terms of this Article Four. Each such Performance Unit Award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided however, that each such Award Agreement shall comply with the terms specified below.

1. A Performance Unit shall represent a participating interest in a special bonus pool tied to the attainment of pre-established performance objectives based on one or more Performance Goals. The amount of the bonus pool may vary with the level at which the applicable performance objectives are attained, and the value of each Performance Unit which becomes due and payable upon the attained level of performance shall be determined by dividing the amount of the resulting bonus pool (if any) by the total number of Performance Units issued and outstanding at the completion of the applicable performance period.

2. Performance Units may also be structured to include a Service requirement which the Participant must satisfy following the attainment of the applicable performance objectives in order to vest in those Performance Units.

3. Performance Units which become due and payable following the attainment of the applicable performance objectives and the satisfaction of any applicable Service requirement may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement.

C. Dividend Equivalent Right (“DER”) Awards. The Plan Administrator shall have the discretionary authority to make DER Awards in accordance with the terms of this Article Four. Each such DER Award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided however, that each Award Agreement shall comply with the terms specified below.

1. The DER Awards may be made as stand-alone awards or in tandem with other Awards made under the Plan. The term of each such DER Award shall be established by the Plan Administrator at the time of grant, but no DER Award shall have a term in excess of seven (7) years.

2. Each DER shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of Common Stock), which is made per issued and outstanding share of Common Stock during the term the DER remains outstanding. A special account shall be maintained on the books of the Corporation for each Participant to whom a DER Award is made, and that account shall be credited per DER with each such dividend or distribution made per issued and outstanding share of Common Stock during the term of that DER remains outstanding.

3. Payment of the amounts credited to such book account may be made to the Participant either concurrently with the actual dividend or distribution made per issued and outstanding share of Common Stock or may be deferred for a period specified by the Plan Administrator at the time the DER Award is initially made or designated by the Participant pursuant to a time deferral election made in accordance with the requirements of Code Section 409A.

4. Payment may be paid in (i) cash, (ii) shares of Common Stock or (iii) a combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement. If payment is to be made in the form of Common Stock, the number of shares of Common Stock into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per share of Common Stock on the date of conversion, a prior date or an average of the Fair Market Value per share of Common Stock over a designated period, as the Plan Administrator shall determine in its sole discretion.

II.	CHANGE IN CONTROL

A. The Plan Administrator shall have the discretionary authority to structure one or more Awards under this Incentive Bonus Program so that those Awards shall automatically vest in whole or in part immediately prior to the effective date of an actual Change in Control transaction or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of such Change in Control.

B. The Plan Administrator’s authority under Paragraph A of this Section II shall also extend to any performance bonus awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those awards may result in their loss of performance-based status under Code Section 162(m).

III.	TAX WITHHOLDING

The Corporation’s obligation to deliver shares of Common Stock or make a cash payment in settlement of any Award under this Incentive Bonus Program shall be subject to the satisfaction of all applicable income, employment and Foreign Tax withholding requirements, any employer taxes passed through to the Optionee under Article Five, Section II and any other taxes required to be collected at the time of the issuance, vesting or settlement of such Award. Accordingly, no shares shall be issued or cash payment made with respect to an outstanding Award under this Incentive Bonus Program until such all such taxes have been collected.

ARTICLE FIVE

MISCELLANEOUS

I.	DEFERRED COMPENSATION

A. The Plan Administrator may, in its sole discretion, structure one or more Awards under the Stock Issuance or Incentive Bonus Programs so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.

B. To the extent the Corporation maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements. In such event, the share reserve under the Plan shall be reduced on a share-for-one share basis for each share of Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.

C. Notwithstanding any provision to the contrary in this Plan or any outstanding Award Agreement, to the extent any Award under this Plan may be deemed to create a deferred compensation arrangement under Section 409A of the Code, then the following limitations shall apply to such Award and the applicable Award Agreement (if not otherwise expressly provided therein):

–    No shares of Common Stock or other amounts which become issuable or distributable under such Award Agreement by reason of the Participant’s cessation of Service shall actually be issued or distributed to such Participant until the date of his or her Separation from Service (as determined in accordance with the provisions of Section 1.409A-1(h) of the Treasury Regulations) or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs and (ii) the fifteenth day of the third calendar month following the date of such Separation from Service.

–    Notwithstanding the foregoing paragraph, shares of Common Stock or other amounts which become issuable or distributable under such Award Agreement by reason of the Participant’s cessation of Service shall actually be issued or distributed to such Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Participant’s Separation from Service and (ii) the date of Participant’s death, if he or she is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or (if earlier) the first day of the month immediately following the date the Corporation receives proof of his or her death.

II.	TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the issuance, exercise, vesting or settlement of an Award under the Plan shall be subject to the satisfaction of all applicable income, employment and Foreign Tax withholding requirements, and any employer taxes passed through to the Optionee pursuant to the terms of the Plan or the applicable Award Agreement.

B. The Plan Administrator may, in its discretion, structure one or more Awards under the Plan so that all applicable federal, state, local and Foreign Taxes (including, without limitation, any employer fringe benefit or other taxes permitted to be passed through to the employee under applicable law) incurred in connection with the issuance, exercise, vesting or settlement of those Awards or the issuance of shares of Common Stock thereunder shall automatically be collected by withholding, from the shares of Common Stock otherwise issuable upon the issuance, exercise, vesting or settlement of such Awards or the issuance of Common Stock thereunder, the number of shares (rounded up to the nearest whole share) with an aggregate Fair Market Value equal to the dollar amount of those taxes. The shares of Common Stock so withheld shall reduce the number of shares of Common Stock authorized for issuance under the Plan.

III.	SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

IV.	EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective on the Plan Effective Date.

B. The Plan shall serve as the successor to each of the Predecessor Plans, and no further option grants or unvested share issuances shall be made under the Predecessor Plans if this Plan is approved by the stockholders at the 2009 Annual Meeting. Such stockholder approval shall not affect the option grants and unvested share awards outstanding under the Predecessor Plans at the time of the 2009 Annual Meeting, and those option grants and unvested share awards shall continue in full force and effect in accordance with their terms.

C. The Plan shall terminate upon the earliest to occur of (i)             , 2019, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding Awards in connection with a Change in Control. Should the Plan terminate on             , 2019, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.

V.	AMENDMENT OF THE PLAN

A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects; provided, however, that stockholder approval shall be required for any amendment to the Plan which materially increases the number of shares of Common Stock authorized for issuance under the Plan (other than pursuant to Section V.E of Article One), materially increases the benefits accruing to Optionees or Participants, materially expands the class of individuals eligible to participate in the Plan, expands the types of awards which may be made under the Plan or extends the term of the Plan or to the extent such stockholder approval may otherwise required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Stock is at the time primarily traded. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification.

B. The Compensation Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which grants or awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the grants or awards are made.

C. Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If such stockholder approval is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted on the basis of such excess shares shall terminate and cease to be outstanding.

VI.	USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VII.	REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock in connection with the issuance, exercise or vesting of any Award under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any Stock Exchange on which Common Stock is then listed for trading.

VIII.	NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Annual Meeting shall mean the 2009 annual meeting of the Corporation’s stockholders.

B. Award shall mean any of the following awards authorized for issuance or grant under the Plan: stock options, stock appreciation rights, direct stock issuances, restricted stock or restricted stock unit awards, performance shares, performance units, dividend-equivalent rights and cash incentive awards.

C. Award Agreement shall mean the agreement(s) between the Corporation and the Optionee or Participant evidencing a particular Award made to that individual under the Plan, as such agreement(s) may be in effect from time to time

D. Board shall mean the Corporation’s Board of Directors.

E. Cause shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

–    Cause shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

–    In the absence of any other Cause definition in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), an individual’s termination of Service shall be deemed to be for Cause if such termination occurs by reason of (i) his or her continuing failure to perform the duties and functions assigned or delegated to such individual by the Corporation (or any Parent or Subsidiary for whom such individual renders Service), (ii) his or her failure to observe the material policies of the Corporation applicable to individuals in Service, (iii) his or her commission of any felony or (iv) his or her commission of any misdemeanor involving moral turpitude.

F. Change in Control shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

–    Change in Control shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

–    In the absence of any other Change in Control definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) consummation of a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii) a sale, transfer or other disposition of all or substantially all of the Corporation’s assets,

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than (A) the Corporation or (B) a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition)

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the beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than thirty-five percent (35%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such acquisition or series of related acquisitions, whether any such acquisition involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders, or

(iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

G. Code shall mean the Internal Revenue Code of 1986, as amended.

H. Common Stock shall mean the Corporation’s Class A common stock, with a par value of $.01 per share.

I. Compensation Committee shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members.

J. Corporation shall mean Cognizant Technology Solutions Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Cognizant Technology Solutions Corporation which has by appropriate action assumed the Plan.

K. Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.

L. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

M. Exercise Date shall mean the date on which the Corporation shall have received written or electronic notice of the option exercise.

N. Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on date on question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists. Notwithstanding the foregoing, should a different method of Fair Market Value determination be required by applicable law or regulation of the foreign jurisdiction in which the Award is to be made under the Plan, then the Fair Market Value per share applicable to such Award shall be determined in accordance with the law or regulations of the foreign jurisdiction in which that Award is made.

O. Foreign Taxes shall, for purposes of tax withholding by the Corporation (or any Parent or Subsidiary employing the Optionee or Participant), mean any income tax, employment tax, social insurance, payroll tax, contributions, payment on account obligations or other amounts required to be withheld by the Corporation (such Parent or Subsidiary) in connection with the issuance, exercise, vesting or settlement of Award or the issuance of shares of Common Stock thereunder.

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P. Good Reason shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

—Good Reason shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

—In the absence of any other Good Reason definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Good Reason shall mean an individual’s voluntary resignation following (A) a change in his or her position with the Corporation (or any Parent or Subsidiary) which materially reduces his or her duties and responsibilities, (B) a change in his or her reporting responsibilities so that such individual is required to report to a person whose duties, responsibilities and authority are materially less that those of the person to whom such individual previously reported, (C) a material reduction in his or her aggregate level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), with a reduction of more than fifteen percent (15%) to be deemed material for such purpose, or (D) a relocation of such individual’s place of employment by more than fifty (50) miles, provided, however, that such individual’s resignation for any of the foregoing reasons shall constitute an a resignation for Good Reason only if the following requirements are satisfied: (x) such individual provides written notice of the clause (A), (B) or (C) event to the Corporation (or the Parent or Subsidiary employer) within sixty (60) days after the occurrence of that event, (y) the Corporation (or the Parent or Subsidiary employer) fails to take appropriate remedial action to remedy such event within thirty (30) days after receipt of such notice and (z) such individual resigns from his or her employment with the Corporation (or the Parent or Subsidiary employer) within one hundred (120) days following the initial occurrence of the clause (A), (B) or (C) event.

Q. Incentive Bonus Program shall mean the incentive bonus program in effect under Article Four of the Plan.

R. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

S. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Cause or Misconduct, or

(ii) such individual’s voluntary resignation for Good Reason.

T. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by a recipient of an Award, any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such individual adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss such individual or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed for purposes of the Plan to constitute grounds for termination for Misconduct.

U. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

V. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

W. Optionee shall mean any person to whom an option or stock appreciation right is granted under the Discretionary Grant Program.

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X. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Y. Participant shall mean any person who is issued (i) shares of Common Stock, restricted stock units, performance shares, performance units or other stock-based awards under the Stock Issuance Program or (ii) an incentive bonus award under the Incentive Bonus Program.

Z. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. The determination of whether an Optionee or Participant has become Permanently Disabled shall be made by the Plan Administrator based upon such medical or other evidence as it may deem necessary and appropriate, and such determination shall be conclusive and binding upon the Optionee or Participant.

AA. Performance Goals shall mean any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) revenue or revenue growth, (ii) operating or net income, (iii) operating or net income before charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (iv) operating or net income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (v) gross, operating or net profit margin, (vi) gross, operating or net profit margin before charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (vii) earnings per share, (viii) return on assets, capital or stockholder equity, (ix) total stockholder return, (x) cash flow, (xi) measures in terms of days sales outstanding or accounts receivable outstanding, (xii) working capital, (xiii) market share, (xiv) increases in customer base, (xv) cost reductions or other expense control objectives, (xvi) market price of the Common Stock, whether measured in absolute terms or in relationship to earnings or operating income or in relation to various stock market or industry indicies, (xvii) budget objectives, (xviii) working capital, (xix) mergers, acquisitions or divestitures, (xx) measures of customer satisfaction or (xxi) economic value added, models. Each performance criteria may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any Parent or Subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable Performance Goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or verdicts and expenses and settlement costs and expenses; (C) the effect of changes in tax laws or regulations, accounting principles or other applicable laws, regulations or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; (F) the operations of any business acquired by the Corporation or any Parent or Subsidiary or of any joint venture in which the Corporation or any Parent or Subsidiary participates; (G) the divestiture of one or more business operations or the assets thereof; (H) the costs incurred in connection with such acquisitions or divestitures or (I) non-operating foreign exchange gains or losses.

BB. Plan shall mean the Corporation’s 2009 Incentive Compensation Plan, as set forth in this document.

CC. Plan Administrator shall mean the particular entity, whether the Compensation Committee (or subcommittee thereof), the Board, the Special Award Committee or the Secondary Board Committee, which is

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authorized to administer the Discretionary Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

DD. Plan Effective Date shall mean the             , 2009 date on which the Plan is approved by the stockholders at the 2009 Annual Meeting.

EE. Predecessor Plans shall mean (i) the Corporation’s Amended and Restated 1999 Incentive Compensation Plan, (ii) the Corporation’s Amended and Restated Non-Employee Directors’ Stock Option Plan and (iii) the Corporation’s Amended and Restated Key Employees’ Stock Option Plan, as each such plan is in effect immediately prior to the 2009 Annual Meeting.

FF. Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.

GG. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

HH. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity. Service shall be deemed to continue during a period of military leave, sick leave or other personal leave approved by the Corporation for which the Optionee or Participant is provided with a right to re-employment following such leave; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Optionee’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Optionee is provided with the right to return to Service following such leave either by statute or by written contract. Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence to the extent (i) the leave of absence does not exceed three (3) months and the Optionee or Participant is provided with a right to re-employment following such leave, (ii) required by law, or (iii) expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, as in effect from time to time.

II. Special Award Committee shall mean a committee of one or more executive officers appointed by the Board to administer the Plan with respect to eligible employees other than members of such committee and Section 16 Insiders.

JJ. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Market or the New York Stock Exchange.

KK. Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.

LL. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

MM. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

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COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION GLENPOINTE CENTRE WEST 500 FRANK W. BURR BLVD. TEANECK, NJ 07666

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VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M13724	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
The Board of Directors recommends a vote “FOR” the listed nominees, “FOR” Proposal 2, and “FOR” Proposal 3.
Vote on Directors
1.	ELECTION OF DIRECTORS		For	Against	Abstain
Nominees:
	1a.	Francisco D’Souza	☐	☐	☐

	1b.	John N. Fox, Jr.	☐	☐	☐

	1c.	Thomas M. Wendel	☐	☐	☐

Vote on Proposals						For	Against	Abstain

2.	TO ADOPT THE COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION 2009 INCENTIVE COMPENSATION PLAN.					☐	☐	☐

3.	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.					☐	☐	☐

4.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M13725

ANNUAL MEETING OF STOCKHOLDERS OF

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CLASS A COMMON STOCK

JUNE 5, 2009

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach and mail in the envelope provided.

Steven E. Schwartz, General Counsel and Secretary of the Company, and Gordon J. Coburn, Chief Financial and Operating Officer and Treasurer of the Company, be, and each of them hereby is, designated as proxy to vote at the Annual Meeting of Stockholders, all proxies received by the Board upon the election of directors, appointment of independent auditors and such other business as may properly come before the meeting or any adjournment or adjournments thereof.